UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

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Merrill Lynch & Co., Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Annual Meeting of Shareholders
April 24, 2008

# 2008 Proxy Statement

Merrill Lynch & Co., Inc.

| Global Markets & Investment Banking | Global Research | Global Wealth Management

Merrill Lynch

March 14, 2008

Dear Shareholder:

We cordially invite you to attend our Annual Meeting of Shareholders. We will hold the meeting on Thursday, April 24, 2008 at 8:00 a.m. Eastern time at Merrill Lynch Headquarters, 4 World Financial Center, New York, New York.

At the meeting, you will vote on a number of important matters described in the attached Proxy Statement.

Your vote is very important regardless of the number of shares you own. Even if you plan to attend the meeting in person, please vote your proxy by telephone, on the internet or by completing and returning your proxy card by mail so that we can be assured of having a quorum present to hold the meeting. Instructions on how to vote are included with your proxy card, have been forwarded to you by your bank, broker or other holder of record or can be found on www.proxyvote.com.

We look forward to your participation in the Annual Meeting, either through your proxy vote or your attendance at the meeting. Seating at the meeting is limited, therefore, if you plan to attend, please notify our Corporate Secretary, Judith A. Witterschein, by mail at Merrill Lynch & Co., Inc., 222 Broadway, 17th Floor, New York, New York 10038-2510, by telephone at (212) 670-0432 or by e-mail at corporate_secretary@ml.com.

Sincerely,

John A. Thain
Chairman & Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 24, 2008

The 2008 Annual Meeting of Shareholders (Annual Meeting) of Merrill Lynch & Co., Inc. (Merrill Lynch or the Company) will be held on Thursday, April 24, 2008 at 8:00 a.m. Eastern time at Merrill Lynch Headquarters, 4 World Financial Center, New York, New York. A live webcast of the Annual Meeting will be available on our website at www.ml.com/2008ASM_webcast.

At the Annual Meeting, you will be asked to:

•	elect four directors to the Board of Directors, each for a three-year term;

•	ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year;

•	vote on proposals submitted by shareholders; and

•	consider any other business properly brought at the Annual Meeting.

The accompanying Proxy Statement describes the matters being voted on and contains other information relating to Merrill Lynch.

Shareholders as of 5:00 p.m. Eastern time on the record date, February 26, 2008, are entitled to vote at the Annual Meeting and any adjournment or postponement of the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on April 24, 2008.

The proxy statement can be accessed electronically at
www.ml.com/annualmeetingmaterials/2008/proxy

By Order of the Board of Directors

Judith A. Witterschein
Corporate Secretary

New York, New York
March 14, 2008

Questions and Answers

Why am I receiving this Proxy Statement and who is soliciting my vote?

We have provided this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting. As a shareholder as of the record date, you may attend the Annual Meeting and are entitled and requested to vote on the proposals described in this Proxy Statement. We released our proxy materials, including the 2007 Annual Report and this Proxy Statement, to shareholders on March 14, 2008.

What is the record date for the Annual Meeting?

February 26, 2008 at 5:00 p.m. Eastern time is the record date for determining shareholders who are entitled to vote at the Annual Meeting and at any adjournment or postponement of the meeting.

What am I being asked to vote on?

You are being asked to vote on:

•	the election of four Directors to the Board of Directors, each for a three-year term;

•	a proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2008 fiscal year; and

•	proposals submitted by shareholders.

How does the Board of Directors recommend I vote?

The Board recommends you vote:

•	for the election of four Directors to the Board of Directors, each for a three-year term;

•	for the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2008 fiscal year; and

•	against all proposals submitted by shareholders.

How do I vote?

Holders of record — If you are a holder of record (that is, if your shares are registered in your name with our transfer agent), you may vote using the enclosed proxy card, by telephone at (800) 690-6903, on the internet at www.proxyvote.com or in person at the Annual Meeting. To vote using the proxy card you must sign, date and return it in the enclosed postage-paid envelope. Instructions on how to vote by telephone or by the internet are included with your proxy card.

Street name holders — If you hold your shares in “street name” (that is, if you hold your shares through a bank, broker or other holder of record), please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options. This voting instruction form provides instructions on voting by mail, telephone at (800) 690-6903 or the internet at www.proxyvote.com.

If you want to vote in person at the Annual Meeting, see “How can I attend the Annual Meeting?”.

How many votes do I have?

You have one vote for each share of our common stock and for each share of exchangeable securities (issued by one of our Canadian subsidiaries and exchangeable into one share of our common stock) that you owned on the record date.

How many votes can be cast by all shareholders?

A total of 984,156,819 votes may be cast, consisting of:

•	one vote for each of the 981,613,837 shares of our common stock, par value $1.33 1/3 per share, outstanding on the record date; and

•	one vote for each of the 2,542,982 shares of exchangeable securities outstanding on the record date.

There is no cumulative voting.

Can I view a list of shareholders entitled to vote at the Annual Meeting?

Yes. A list of shareholders as of the record date will be available for inspection and review for any purpose germane to the Annual Meeting from April 14, 2008 through April 24, 2008 at our headquarters and principal executive offices located at 4 World Financial Center, New York, New York. We also will make the list available at the Annual Meeting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that may be cast, or 492,078,410 votes, is needed to hold the Annual Meeting. If you have returned your signed proxy card or voting instructions or attend the Annual Meeting in person, your stock will be counted for the purpose of determining whether there are enough votes present, even if you abstain from voting on some or all matters introduced at the Annual Meeting.

How many votes will be required to elect the Directors or to adopt or ratify each of the proposals?

Our By-Laws provide for majority voting in uncontested Director elections. Since the election of Directors at this Annual Meeting is uncontested, each nominee must receive more votes cast for than votes cast against his or her election in order to be elected. Abstentions and broker non-votes will not be considered and will have no effect on the outcome of the election.

All of the nominees currently serve as Directors of the Company. Under Delaware law, an incumbent Director who fails to receive a majority vote continues to serve on the Board until a successor is elected and qualified. Our Corporate Governance Guidelines provide that any incumbent Director who is not re-elected by a majority of the votes cast shall promptly tender his or her resignation to the Board for consideration following certification of the shareholder vote. For further information, see “Corporate Governance — Significant Board Practices — Voting for Directors” in this Proxy Statement.

An affirmative vote by a majority of the shares represented at the meeting and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm and to adopt each of the shareholder proposals.

Can I change or revoke my vote?

Yes.

Holders of record — Regardless of the method you used to cast your vote, if you are a holder of record, to change your vote, you must:

•

mail a new signed proxy card with a later date to Merrill Lynch & Co., Inc., c/o BroadRidge Financial Services, 51 Mercedes Way, Edgewood, NY 11717 which must be received by 11:59 p.m. Eastern time on April 23, 2008;

•	vote again by telephone at (800) 690-6903 or the internet at www.proxyvote.com by 11:59 p.m. Eastern time on April 23, 2008; or

•	attend the Annual Meeting and vote in person.

If you wish to revoke rather than change your vote, you must send written, signed revocation to Merrill Lynch & Co., Inc., c/o BroadRidge Financial Services, Registered Issuer Client Services Department, 51 Mercedes Way, Edgewood, NY 11717 which must be received by 11:59 p.m. Eastern time on April 23, 2008. You must include your control number.

Street name holders — If you hold your shares in street name, and wish to change or revoke your vote, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record to see your voting options.

How can I obtain an additional proxy card or voting instruction form?

If you lose, misplace or otherwise need to obtain a proxy card or a voting instruction form, please follow the applicable procedure below:

•	Holders of record — If you are a holder of record, contact our Corporate Secretary.

•	Street name holders — If you hold your shares in street name, contact your account representative at your bank, broker or other holder of record.

What if I do not indicate my vote for one or more of the matters proposed?

Holders of record — If you are a holder of record and return a signed proxy card without indicating your vote on a matter submitted at the meeting, your shares will be voted on that particular matter as follows:

•	for the election of the four Directors named under the caption “Nominees for Election to the Board of Directors” in this Proxy Statement;

•	for ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the 2008 fiscal year; and

•	against each of the shareholder proposals.

Street name holders — If you hold your shares in street name, please refer to the information on the voting instruction form included with these materials and forwarded to you by your bank, broker or other holder of record for an explanation of the effect of not indicating a vote.

What if I vote to abstain?

In the election of Directors, you can vote for or against any or all of the four Directors standing for election or you can indicate that you abstain from voting for any or all of the nominees. Abstentions will have no effect on the outcome of the proposal to elect Directors.

In connection with the proposal to ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm or any of the shareholder proposals, you may vote for or against a proposal, or you may abstain from voting on a proposal. An abstention will

Merrill Lynch 2008 Proxy Statement	page 2

have the same effect as a vote against the proposal. An affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required in order for the proposal to pass.

What happens if I do not appoint a proxy or return my voting instruction form?

Holders of record — If you are a holder of record and you do not appoint a proxy or vote by one of the means described in this Proxy Statement, those shares will not be voted and will not count toward a quorum.

Street name holders — If you hold your shares through our broker-dealer subsidiary, and do not provide your voting instructions, those shares will be voted in the election of Directors and on the proposal to ratify the appointment of the independent registered public accounting firm in proportion to the votes cast by all other shareholders.

If you hold your shares through any other broker, and do not provide your voting instructions, your shares can be voted in the election of Directors and on the independent registered public accounting firm ratification proposal at your broker’s discretion. A number of brokers have indicated that they will no longer vote uninstructed shares in the election of Directors and on the ratification of auditors or that they will vote uninstructed shares in proportion to votes cast by their other retail customers who are shareholders. Therefore, if you want your vote to be counted, it is important that you vote your shares.

No broker may vote your shares on the shareholder proposals without your specific instructions.

If your broker votes your shares on some, but not all, of the proposals, the votes will be “broker non-votes” for any proposal on which they are not voted. Broker non-votes count for quorum purposes but are not treated as votes cast or abstentions and, therefore, will have no effect on the outcome of the relevant vote.

Will my vote be confidential?

Yes. Your vote will not be disclosed to our Directors or employees, except for a very limited number of employees involved in coordinating the vote tabulation process. An independent inspector reviews the vote tabulation process and certifies the vote results.

Our confidentiality policy does not apply to certain matters, such as contested elections or disputed votes.

How can I attend the Annual Meeting?

Only shareholders as of 5:00 p.m. Eastern time on February 26, 2008, the record date, may attend and vote at the Annual Meeting.

Seating at the meeting is limited, therefore, if you plan to attend, we ask that you notify our Corporate Secretary using the contact information set forth in this Proxy Statement. Directions to the annual meeting location are available from our Corporate Secretary upon request.

Holders of record — To be admitted to the meeting, you must bring:

•	photo identification; and

•	evidence of ownership of your shares as of the record date, such as your direct registration statement or your stock certificate.

Street name holders — To be admitted to the meeting, you must bring:

•	photo identification;

•	a proxy from your bank, broker or other holder of record authorizing you to vote; and

•	an account statement or other evidence of ownership as of the record date.

Will the Annual Meeting be webcast?

A webcast of the Annual Meeting will be available. If you choose to view the webcast, go to www.ml.com/2008ASM_webcast shortly before 8:00 a.m. Eastern time on April 24, 2008 and follow the instructions provided. If you miss the meeting, you may view a replay of the webcast on that site until May 2, 2008. Please note that you will not be able to vote your shares or ask questions via the webcast. If you plan to view the webcast, please submit your vote by telephone at (800) 690-6903, on the internet at www.proxyvote.com, or by completing and returning your proxy card or voting instruction form by 11:59 p.m. Eastern time on April 23, 2008.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will remain valid and may be voted when the postponed or adjourned meeting is held. You may change or revoke your proxy until it is voted.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any other matters properly arise at the meeting, your proxy, together with the other proxies received, will be voted at the discretion of the proxy holders designated on the proxy card. For further information, see “Other Matters —Other Business” in this Proxy Statement.

Where can I find vote results after the Annual Meeting?

We intend to publish final vote results in our Quarterly Report on Form 10-Q for the first quarter of 2008.

Do any shareholders beneficially own more than 5% of Merrill Lynch’s common stock?

Yes. According to public filings, State Street Bank and Trust Company, as trustee of certain of our employee benefit plans and as trustee and discretionary advisor to certain unaffiliated accounts, AXA and certain related entities and Temasek Holdings (Private) Limited and certain of its subsidiaries may be deemed to beneficially own more than 5% of our common stock.

For further information, see “Beneficial Ownership of Our Common Stock — Owners of More than 5% of Our Common Stock” in this Proxy Statement.

Are proxies being solicited by any manner other than by this Proxy Statement?

Yes. Georgeson Inc. has been retained to act as a proxy solicitor. Some of our Directors, officers or employees, without additional compensation, also may solicit your vote in person, by telephone or by other means.

Who will pay the expenses incurred in connection with the solicitation of my vote?

We pay the cost of preparing proxy materials and soliciting your vote. We also pay all Annual Meeting expenses.

We reimburse brokers, including our broker-dealer subsidiary and other nominees, for the cost of mailing materials to beneficial owners of our common stock under the rules of The New York Stock Exchange, Inc. (NYSE).

We will pay our proxy solicitor an anticipated fee of $60,000, plus expenses.

If you vote by telephone or the internet, you will pay any telephone or internet access charges.

Will Merrill Lynch’s independent registered public accounting firm participate in the Annual Meeting?

Yes. Representatives of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions. Deloitte & Touche LLP was the independent registered public accounting firm for the 2007 fiscal year and the Audit Committee of the Board of Directors has approved its appointment as the independent registered public accounting firm for the 2008 fiscal year.

What is householding?

To save printing and mailing costs and eliminate unwanted mail for our shareholders, we have adopted a procedure, permitted under the rules of the Securities and Exchange Commission (SEC), called householding. Under this procedure, we will send one copy of the 2007 Annual Report and this Proxy Statement to the address of any household at which two or more shareholders holding shares in street name reside if the shareholders appear to be members of the same family.

Each shareholder who holds shares in street name will continue to receive a voting instruction form. Shareholders who hold shares in street name can request further information on householding through their banks, brokers or other holders of record.

Householding does not affect the mailing of dividend checks to shareholders.

What should I do if I want to opt out of householding treatment for future annual meetings?

If you hold your shares in street name, you can opt out of householding treatment by contacting your bank, broker or other holder of record.

What should I do if I want to request householding treatment for future annual meetings?

If you hold your shares in street name and you received more than one copy of the 2007 Annual Report and this Proxy Statement, you can elect to receive a single set of proxy materials by contacting your bank, broker or other holder of record.

How can I receive additional copies of Merrill Lynch’s proxy materials?

To request additional copies of the 2007 Annual Report and this Proxy Statement, access our Investor Relations website at www.ir.ml.com/investorkit.cfm or dial (866) 607-1234.

Can I view Merrill Lynch’s proxy materials over the internet?

Yes. This Proxy Statement and the 2007 Annual Report are posted on our Investor Relations website at www.ir.ml.com. You also can use this website to view our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 28, 2007.

Merrill Lynch 2008 Proxy Statement	page 4

Can I view materials for future annual meetings over the internet?

Yes. You can elect to view future proxy statements and annual reports over the internet instead of receiving paper copies in the mail. If you make this election, you will receive an e-mail message shortly after the proxy statement is released containing the internet link to access our proxy statement and annual report. The e-mail also will include instructions for voting on the internet.

Opting to receive proxy materials electronically will assist in our efforts to protect the environment and will save us the cost of printing and mailing these documents to you.

In order to receive these materials electronically, you must follow the applicable procedure below:

Holders of record — If you are a holder of record you can choose to receive our future proxy materials electronically by following the instructions to vote on the internet at www.proxyvote.com and when prompted, indicate that you agree to access shareholder communications electronically in future years.

Street name holders — If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting www.ml.com/annualmeetingmaterials/2008/Proxy and choosing “Enroll in Electronic Delivery”.

The SEC has enacted rules that permit us to make available to shareholders electronic versions of the proxy materials even if the shareholder has not previously elected to receive the materials in this manner. Although we have not chosen this option in connection with the current Annual Meeting, it is possible that we may do so in the future. To the extent we elect this option, and you have not previously elected to receive electronic materials, you will receive by mail, a notice of internet availability of proxy materials instructing you how to access the materials on the internet and how to vote your shares. This Proxy Statement is available electronically at www.ml.com/annualmeetingmaterials/2008/Proxy.

How can I obtain copies of Merrill Lynch’s corporate governance documents?

You may obtain a copy of our Certificate of Incorporation and By-Laws, the charter for any of our Board Committees, the Corporate Governance Guidelines, the Guidelines for Business Conduct, the Code of Ethics for Financial Professionals, the Director Independence Standards and the Related Party Transactions Policy by downloading these documents from the Corporate Governance section of our website (Corporate Governance Website), which can be accessed at the address set forth in this Proxy Statement, or by contacting our Corporate Secretary. For further information about our corporate governance, see “Corporate Governance” in this Proxy Statement.

How can I contact the Corporate Secretary?

You may contact our Corporate Secretary

by mail at:	Judith A. Witterschein Corporate Secretary Merrill Lynch & Co., Inc. 222 Broadway, 17th floor New York, NY 10038-2510

by e-mail at:	corporate_secretary@ml.com

or by telephone at:	(212) 670-0432

How can I access the Corporate Governance Website?

The Corporate Governance Website is located at www.ml.com/about_us/corp_governance.

Company Proposals

Item 1 — Election of Directors

Our Board of Directors consists of 11 Directors, divided into three classes. One class of Directors is elected each year and each class serves for a term of three years. Set forth below is information regarding each Director, which is based on materials each of them provided for this Proxy Statement.

Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2011

The Board of Directors has nominated each of the persons named below for a three-year term ending in 2011. Each of the nominees has indicated his or her intention to serve if elected. Should any of the Director nominees be unable to take office at the Annual Meeting, your shares will be voted in favor of another person or other persons nominated by the Board of Directors. Each Director will hold office until his or her successor has been elected and qualified or until the Director’s earlier resignation or removal.

Name and age	Position, principal occupation, business experience and directorships

Carol T. Christ (63)	President, Smith College

	•	Director since 2007

	•	President, Smith College since June 2002

	•	Executive Vice Chancellor and Provost, University of California, Berkeley from 1994 to 2000

Armando M. Codina (61)	President and Chief Executive Officer of Flagler Development Group

	•	Director since 2005

	•	President and Chief Executive Officer of Flagler Development Group, a real estate investment, development, construction, brokerage and property management company, since 2006

	•	Founder, Chairman and Chief Executive Officer of Codina Group, a real estate investment company, from 1979 until its combination with Flagler Development Group in 2006

	•	Other Public Company Directorships: AMR Corporation; General Motors Corporation; and The Home Depot, Inc.

Judith Mayhew Jonas (59)	Corporate Director

	•	Director since 2006

	•	Chairman of the Royal Opera House since 2003

	•	Solicitor (England and Wales) since 1993

	•	Trustee of Gresham College since 1990

	•	Barrister and Solicitor (New Zealand) since 1973

	•	Member of the U.K. government’s Equalities Review Panel, which was formed to investigate discrimination and inequality in British society, from 2005 to 2007

	•	Fellow of Eton College Windsor from 2003 to 2007

	•	Provost of Kings College, Cambridge from 2003 to 2006

	•	Vice Chair of the London Development Agency, which prepares the mayor’s business plan for London, from 2000 to 2004

	•	Special Adviser to the Chairman, Clifford Chance, Solicitors, from 2000 to 2003

	•	Chair of the Policy and Resources Committee, Corporation of London, from 1997 to 2003

Merrill Lynch 2008 Proxy Statement	page 6

Name and age	Position, principal occupation, business experience and directorships

John A. Thain (52)	Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc.

	•	Director since December 2007

	•	Chairman of the Board and Chief Executive Officer of Merrill Lynch & Co., Inc. since December 2007

	•	Chief Executive Officer of NYSE Euronext, Inc., and its predecessors, which operates a group of securities exchanges and offers financial products and services, from 2004 to 2007

	•	President (from 1999 to 2004); Chief Operating Officer (from 2003 to 2004); Co-Chief Operating Officer (from 1999 to 2003) of The Goldman Sachs Group, Inc., a financial services firm

	•	Other Public Company Directorships: BlackRock, Inc.

The Board of Directors recommends a vote FOR
the election of each of Ms. Christ, Mr. Codina,
Mrs. Jonas and Mr. Thain to our Board of Directors.

Members of the Board of Directors Continuing in Office

The following Directors will continue to serve until 2009:

Name and age	Position, principal occupation, business experience and directorships

Virgis W. Colbert (68)	Senior Advisor to Miller Brewing Company

	•	Director since 2006

	•	Senior Advisor to Miller Brewing Company, a brewing company, since 2006

	•	Executive Vice President of Worldwide Operations for Miller Brewing Company, where he served in a variety of positions, from 1997 to 2005

	•	Other Public Company Directorships: The Manitowoc Company, Inc.; Sara Lee Corporation; and The Stanley Works

Alberto Cribiore (62)	Founder and Managing Principal of Brera Capital Partners LLC

	•	Director since 2003; Lead Independent Director since 2007

	•	Founder and Managing Principal of Brera Capital Partners LLC, a private equity investment firm, since 1997

	•	Co-President of Clayton, Dubilier & Rice, Inc., an equity investment firm, from 1985 to 1997

Name and age	Position, principal occupation, business experience and directorships

Aulana L. Peters (66)	Corporate Director; Retired Partner of Gibson, Dunn & Crutcher LLP

	•	Director since 1994

	•	Partner in the law firm of Gibson, Dunn & Crutcher LLP from 1980 to 1984 and from 1988 to 2000

•

Member, International Public Interest Oversight Board, an entity charged with overseeing the development of and compliance with international auditing, assurance and ethics standards issued by the International Federation of Accountants, since 2005

	•	Member, Public Oversight Board of AICPA, a professional association for Certified Public Accountants in the U.S., from 2001 to 2002

	•	Commissioner of the U.S. Securities and Exchange Commission from 1984 to 1988

	•	Other Public Company Directorships: 3M Company; Deere & Company; and Northrop Grumman Corporation

Charles O. Rossotti (67)	Senior Advisor to The Carlyle Group

	•	Director since 2004

	•	Senior Advisor to The Carlyle Group, a private global investment firm, since 2003

	•	Commissioner of Internal Revenue at the Internal Revenue Service from 1997 to 2002

	•	Founder, Chairman of the Board, President and Chief Executive Officer of American Management Systems, an international business and information technology consulting firm, from 1970 to 1997

	•	Other Public Company Directorships: AES Corporation

The following Directors will continue to serve until 2010:

Name and age	Position, principal occupation, business experience and directorships

John D. Finnegan (59)	Chairman of the Board, President and Chief Executive Officer of The Chubb Corporation

	•	Director since 2004

	•	Chairman of the Board (since 2003); President and Chief Executive Officer (since 2002) of The Chubb Corporation, a property and casualty insurance company

	•	Executive Vice President of General Motors Corporation, a company primarily engaged in the development, manufacture and sale of automotive vehicles, from 1999 to 2002

	•	Chairman and President of General Motors Acceptance Corporation, a financing subsidiary of General Motors Corporation, from 1999 to 2002

	•	Other Public Company Directorships: The Chubb Corporation

Merrill Lynch 2008 Proxy Statement	page 8

Name and age	Position, principal occupation, business experience and directorships

Joseph W. Prueher (65)	Corporate Director; Former U.S. Ambassador to the People’s Republic of China

	•	Director since 2001

	•	Consulting Professor and Senior Advisor at the Stanford University Center for International Security and Cooperation since 2001

	•	U.S. Ambassador to the People’s Republic of China from 1999 to 2001

	•	Lecturer and Senior Advisor to the Stanford-Harvard Defense Project since 1999

	•	U.S. Navy Admiral (Retired), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999

	•	Other Public Company Directorships: Emerson Electric Company; Fluor Corporation; and DynCorp International

Ann N. Reese (55)	Co-Founder and Co-Executive Director of the Center for Adoption Policy

	•	Director since 2004

	•	Co-Founder and Co-Executive Director of the Center for Adoption Policy, a not-for-profit corporation, since 2001

	•	Principal, Clayton, Dubilier & Rice, Inc., an equity investment firm, from 1999 to 2000

	•	Executive Vice President and Chief Financial Officer of ITT Corporation, a hotel and leisure company, from 1995 to 1998

	•	Other Public Company Directorships: Jones Apparel Group, Inc.; Sears Holdings Corporation; and Xerox Corporation

Item 2 — Ratification of the Appointment of Deloitte & Touche LLP
      as the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm for the 2008 fiscal year. We are submitting selection of the independent registered public accounting firm for shareholder ratification at the Annual Meeting.

The Audit Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm next year; however, since our By-Laws do not require that our shareholders ratify the appointment of the independent registered public accounting firm, the Audit Committee is not bound by the shareholders’ decision. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting. These representatives will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR
the ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm.

Merrill Lynch 2008 Proxy Statement	page 10

Corporate Governance

The Board of Directors believes that good corporate governance is a critical factor in achieving business success and has long adhered to best practices in corporate governance in fulfilling its responsibilities to shareholders. Highlights of our corporate governance practices are described below. For further information, please refer to our Corporate Governance Website.

Board Independence and Expertise

Director Independence Standards. For a Director to be considered independent under NYSE rules, the Board of Directors must determine that the Director does not have a direct or indirect material relationship with Merrill Lynch other than as a Director. The Board of Directors has adopted categorical standards to assist in making its determinations of director independence required by the NYSE rules. The Director Independence Standards, which are consistent with the NYSE rules, describe certain relationships between the Directors and the Company that the Board of Directors has determined to be categorically immaterial and, therefore, do not impair independence.

The Director Independence Standards, which cover employment, compensation, business and client relationships, including relationships with the Company’s independent registered public accounting firm, are summarized as follows:

A Director may not be determined to be independent if:

(i)

the Director is or has been within the last three years an employee of Merrill Lynch or a family member of the Director is or has been within the last three years an executive officer of Merrill Lynch;

(ii)

the Director has received more than $100,000 in direct compensation from Merrill Lynch during any twelvemonth period within the last three years, excluding director and committee fees or certain other forms of deferred compensation for prior service;

(iii)	a family member of the Director has received more than $100,000 in direct compensation from Merrill Lynch during any twelve-month period within the last three years;

(iv)	the Director or a family member of the Director has certain relationships with the independent registered public accounting firm;

(v)

the Director or a family member of the Director is or has been, during the last three years, employed as an executive officer of a company while any of Merrill Lynch’s present executive officers serves or has served on such company’s compensation committee.

Relationships consistent with the standards below are determined to be categorically immaterial:

(i)

payments by Merrill Lynch to an entity with which the Director or a family member has certain defined relationships (primary business relationships) for property or services that do not in any single fiscal year during the last three fiscal years exceed the greater of $1 million or 2% of the consolidated gross revenues of such primary business relationship;

(ii)

payments to Merrill Lynch by a primary business relationship of the Director or the Director’s family member that do not in any single fiscal year during the last three fiscal years exceed the greater of $1 million or 2% of the consolidated gross revenues of such primary business relationship;

(iii)

financial services transactions between Merrill Lynch and a primary business relationship of the Director or the Director’s family member, provided that: (a) Merrill Lynch’s gross fee revenues from such transactions (together with other payments for property or services in the applicable fiscal year, if any) do not exceed the greater of $1 million or 2% of the consolidated gross revenues of such primary business relationship; (b) such transactions are in the ordinary course of business of Merrill Lynch and are made on terms substantially consistent with those prevailing at the time for corresponding services to similarly situated, unrelated third parties; and (c) in the case of lending transactions, the termination of the lending relationship in the normal course of business would not reasonably be expected to have a material adverse effect on such primary business relationship;

(iv)

services (such as brokerage services, lending services and other financial services) provided to a Director or any immediate family member in the ordinary course of our business and on substantially the same terms as those prevailing at the time for comparable services provided to unrelated third parties or to our employees on a broad basis;

(v)	contributions by Merrill Lynch to educational or charitable institutions for which the Director serves solely as a non-executive trustee or Director (or in a similar capacity); and

(vi)

discretionary contributions by Merrill Lynch (excluding contributions made under Merrill Lynch’s “matching gifts” program) to any educational or charitable institution for which the Director serves as an executive officer that do not exceed in any single fiscal year during the preceding three fiscal years the greater of: (a) $1 million; or (b) 2% of the recipient’s most recent publicly available consolidated gross revenues.

The above summary is qualified in its entirety by the full text of the Director Independence Standards. The Director Independence Standards may be found on the Corporate Governance Website or are available to any shareholder upon request to the Corporate Secretary.

Board Independence. In January 2008, the Board of Directors considered transactions and relationships between the Company and our executive management and: (i) each non-management Director and his or her organizational affiliations; and (ii) any members of his or her immediate family. The Board affirmatively determined that the following Directors, constituting all Directors except Mr. Thain, our Chairman and Chief Executive Officer (CEO), meet the criteria of our Director Independence Standards, and are, therefore, independent: Carol T. Christ, Armando M. Codina, Virgis W. Colbert, Alberto Cribiore, John D. Finnegan, Judith Mayhew Jonas, Aulana L. Peters, Joseph W. Prueher, Ann N. Reese and Charles O. Rossotti. None of these Directors had relationships with the Company except those that the Board has determined to be categorically immaterial as set forth in the Director Independence Standards.

The following table describes, by category, the transactions and relationships that were evaluated by the Board in reaching its determination that each of the non-management Directors is independent. In all cases, payments or revenues referred to in the table involved amounts well below the thresholds contained in the Director Independence Standards.

Key to Descriptions of Client Relationships:

A:	Brokerage accounts maintained with our brokerage subsidiaries in the ordinary course of business on non-preferential terms

B:	Mortgage loan(s) or home equity credit line(s) issued by a banking subsidiary in the ordinary course of business on non-preferential terms

Name	Independent	Employment/ Compensation(1)	Business Relationships	Client Relationships	Charitable Contributions(2)

Carol T. Christ	Yes	None	None	A	n/a
Armando M. Codina	Yes	None	None	A	n/a
Virgis W. Colbert	Yes	None	None	A	n/a
Alberto Cribiore	Yes	None	None	A	n/a
John D. Finnegan	Yes	None	Yes (3)	A	n/a
Judith Mayhew Jonas	Yes	None	None	A	n/a
Aulana L. Peters	Yes	None	None	A	n/a
Joseph W. Prueher	Yes	None	None	A and B	n/a
Ann N. Reese	Yes	None	None	None	n/a
Charles O. Rossotti	Yes	None	None	A	n/a

n/a = not applicable

(1)	Compensation for service as a Director is not considered in making independence determinations.

(2)

No charitable contributions were made to any educational or charitable institution for which the Director serves as an executive officer that exceeded 1% of the recipient’s most recent publicly available consolidated gross revenues.

(3)

We provide financial services to The Chubb Corporation (Chubb) in the ordinary course of business. We purchase certain insurance products and services from Chubb in the ordinary course of business. Mr. Finnegan is the CEO of Chubb. Payments for their services and products are less than 1% of Chubb’s consolidated gross revenues.

In January 2007, the Board of Directors determined that Jill K. Conway and David K. Newbigging, former Directors, were independent. Neither Mrs. Conway nor Mr. Newbigging had any relationships with the Company except those that the Board has determined to be categorically immaterial as set forth in the Director Independence Standards. Both Mrs. Conway and Mr. Newbigging retired from the Board on April 28, 2007.

Merrill Lynch 2008 Proxy Statement	page 12

Board Committee Independence. All of the standing committees of the Board are composed solely of independent Directors. These committees are: the Audit Committee; the Finance Committee; the Management Development and Compensation Committee (MDCC); the Nominating and Corporate Governance Committee (Nominating Committee); and the Public Policy and Responsibility Committee. In addition, each of the Directors on the MDCC meets the definition of “Non-Employee Director” set forth in Rule 16b-3 under the U.S. Securities and Exchange Act of 1934 (Exchange Act) and the definition of “outside director” set forth in the regulations promulgated under Section 162(m) of the Internal Revenue Code.

Audit Committee Expertise and Independence. Two of our current Audit Committee members — Mrs. Reese and Mr. Rossotti — are audit committee financial experts, as defined in the SEC rules, and all members of the Audit Committee meet the additional audit committee independence standards required by the applicable SEC and NYSE rules. In addition, all members of the Audit Committee meet the financial literacy requirements of the NYSE and at least one member has accounting or related financial management expertise, as required by the applicable SEC and NYSE rules.

Director Qualifications. The Nominating Committee is responsible for identifying, reviewing, assessing and recommending to the Board candidates to fill Board vacancies. This Committee has established guidelines that set forth the criteria considered in evaluating Board candidates. These guidelines are an exhibit to our Corporate Governance Guidelines. For a discussion of the Director nomination process, see “Director Nomination Process” in this Proxy Statement.

Experience and Diversity. Our Board of Directors is composed of individuals with experience in the fields of business, law, education, government, military and diplomatic service. Several of our Board members have international experience, and all have high moral and ethical character. The Board includes four female Directors and three minority Directors.

Governance Policies and Ethical Guidelines

The following governance policies and ethical guidelines are available on our Corporate Governance Website or to any shareholder upon request to the Corporate Secretary.

Corporate Governance Guidelines and Committee Charters. The Board of Directors has documented our corporate governance practices and adopted the Corporate Governance Guidelines. In addition, the Committees of the Board of Directors have operated pursuant to written charters since the mid-1970s. We believe that the charters of our Board Committees, which have been revised from time to time, reflect current best practices in corporate governance.

Guidelines for Business Conduct. The Guidelines for Business Conduct were originally adopted in 1981 to emphasize our commitment to the highest standards of business conduct. The Guidelines also set forth information and procedures for employees to report ethical or accounting concerns, misconduct or violations of the Guidelines in a confidential manner.

Code of Ethics for Financial Professionals. Our Code of Ethics for Financial Professionals applies to all of our professionals who participate in the Company’s public disclosure process, supplements our Guidelines for Business Conduct and is designed to promote honest and ethical conduct, full, fair and accurate disclosure and compliance with applicable laws.

Procedures for Handling Accounting Concerns. The Audit Committee has adopted procedures governing the receipt, retention and handling of concerns regarding accounting, internal accounting controls or auditing matters that are reported by employees, shareholders and other persons. Employees may report such concerns confidentially and anonymously by using our Ethics Hotline, as directed in our Guidelines for Business Conduct. All others may report such concerns in writing to the Board of Directors or the Audit Committee, care of our Corporate Secretary.

Related Party Transactions Policy. Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which our Company is a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. “Related Parties” of our Company include Directors (including nominees for election as Directors), executive officers, 5% shareholders of our Company (other than shareholders eligible to report their holdings on Schedule 13G) and the immediate family members of these persons. Under the Related Party Transactions Policy, the Corporate Law Department, in consultation with the General Counsel and with outside counsel, as appropriate, will review potential Related Party Transactions to determine if they are subject to the Related Party Transactions Policy. If so, the transaction will be referred for approval or ratification to: (i) the CEO and the General Counsel, in the case of a transaction involving an executive officer other than the CEO or the General Counsel; (ii) to the CEO, in the case of a transaction involving the General Counsel; or (iii) to the Nominating Committee, in the case of a transaction involving the CEO, a Director or a 5% shareholder. In determining whether to approve a Related Party Transaction, the appropriate approving body will consider, among other things, the fairness of the proposed transaction, whether there are business reasons to proceed, and whether the transaction would impair the independence of a non-management Director or present an improper conflict of interest for a Director or executive officer. Transactions that are approved by the CEO and the General Counsel will be reported to the Nominating Committee at its next meeting. The Nominating Committee has authority to oversee the Related Party Transactions Policy and to amend it from time to time.

Significant Board Practices

Director Attendance at Meetings. Our Board of Directors held 12 meetings in the 2007 fiscal year. As stated in our Corporate Governance Guidelines, Directors are expected to attend all Board meetings and meetings of the Board Committees on which they serve. In the 2007 fiscal year, each of our Directors attended 75% or more of the total number of meetings of the Board of Directors and of the meetings of the Board Committees on which he or she served. Our Corporate Governance Guidelines also state that all Directors are expected to attend every annual meeting. Each Director then in office attended the 2007 Annual Meeting.

Lead Independent Director. Our Board of Directors has established the position of Lead Independent Director. Mr. Cribiore currently serves as the Lead Independent Director. The Lead Independent Director is elected by the Board and:

(i)	presides at all Board meetings when the Chairman is not present;

(ii)

serves as a liaison between the non-management Directors and the Chairman in matters relating to the Board as a whole (although all non-management Directors are encouraged to freely communicate with the Chairman and other members of management at any time);

(iii)	calls meetings of the non-management Directors, as appropriate; and

(iv)	is available, at reasonable times and intervals, for consultation and direct communication with shareholders.

Voting for Directors. Our Board of Directors has amended the By-Laws to provide for a majority vote standard in uncontested director elections, which requires a nominee to receive more votes cast for than votes cast against his or her election in order to be elected. Our Corporate Governance Guidelines provide that any incumbent Director who is not re-elected to the Board by a majority vote shall promptly tender his or her resignation to the Board of Directors. The Nominating Committee will make a recommendation to the Board of Directors on whether to accept or reject the tendered resignation or whether other action should be taken. The Board of Directors will act on the tendered resignation, taking into account the Nominating Committee’s recommendation, and will, within 90 days of the certification of election results, publicly disclose its decision regarding the tendered resignation and the rationale behind the decision. In the event the Board of Directors does not accept the tendered resignation, the Director will continue to serve on the Board of Directors until a successor is duly elected and qualified.

Private Executive Sessions of Non-management Directors. Our non-management Directors meet at regularly scheduled executive sessions without management at least three times per year. The Lead Independent Director chairs these executive sessions.

Director Retirement. The customary retirement date for non-management Directors occurs at the annual meeting held in the calendar year following the Director’s 72nd birthday. The Board has not adopted term limits for Directors. In the event of a material change in their qualifications or status, Directors are required to offer their resignation.

Advance Materials. Information important to the Directors’ understanding of the business or matters to be considered at a Board or Board Committee meeting is, to the extent practical, distributed to the Directors sufficiently in advance to allow careful review prior to the meeting.

Board Self-Evaluation. The Board of Directors conducts an annual self-evaluation that is overseen by the Nominating Committee. This assessment focuses on the Board’s effectiveness in certain areas, including strategic planning and financial and risk oversight, succession planning and executive compensation, corporate governance and Board and

Merrill Lynch 2008 Proxy Statement	page 14

Board Committee structure. The contributions of individual Directors are considered by the Nominating Committee as part of its determination whether to recommend their nomination for re-election to the Board.

Director Orientation and Education Programs. Newly elected members of the Board of Directors are educated about our business and operations through presentations about our business segments and primary support areas and meetings with executive and senior management. Board Committee members participate in specialized orientation for each Committee on which they serve. The Board is updated on developments in our business and markets as well as changes in the regulatory environment through reports at Board meetings and by communications from management between meetings. Board members also are encouraged to participate, at our expense, in director education programs offered by third parties.

Board and Board Committee Access to Management and to Outside Advisors

Access to Management and Employees. Directors have full and unrestricted access to our management and employees. Additionally, key members of management attend Board meetings from time to time to present information about the results, plans and operations of the businesses and support areas within their areas of responsibility.

Access to Outside Advisors. The Board and its Committees may retain counsel or consultants without obtaining the approval of the Company. The Audit Committee has the sole authority to retain and terminate the independent registered public accounting firm. The Nominating Committee has the sole authority to retain search firms to identify Director candidates. The MDCC has the sole authority to retain compensation consultants for advice to the Committee on executive compensation matters.

Stock Ownership Guidelines

Director Stock Ownership Guidelines. In order to serve on the Board of Directors, our Directors are required to own equity in our Company. In addition, the Board has adopted stock ownership guidelines for non-management Directors. These guidelines set the minimum ownership expectations for non-management Directors at a value of $375,000, which represents five times the Directors’ current annual cash retainer of $75,000. Directors have until the later of five years from joining the Board or from the adoption of the requirement, in January 2005, to reach this ownership value. Annual grants to Directors of deferred stock units are included in the determination of the ownership guideline amount, but stock underlying unexercised stock options held by Directors is not included. We believe that the equity component of director compensation serves to further align the non-management Directors with the interests of our shareholders. For information about Director stock ownership, see “Director Compensation” and “Beneficial Ownership of Our Common Stock — Ownership by Our Directors and Executive Officers” in this Proxy Statement.

Executive and Senior Management Stock Ownership Guidelines. The MDCC has adopted formal stock ownership guidelines that set minimum expectations for ownership of stock by executive and senior management. The ownership guidelines state that executive and senior management are expected to reach certain levels of stock ownership —stated as a multiple of an executive’s base salary — within five years of their eligibility and are encouraged to reach the applicable level earlier. The expected level of stock ownership for the CEO is 15 times base salary. For other executive officers and selected members of senior management, the expected levels of stock ownership are ten and five times base salary, respectively. Annual grants to executive and senior management of restricted shares and/or restricted units are included in the determination of the ownership guideline amount. Stock underlying unexercised stock options held by executives and senior management is not considered in determining whether these guidelines have been met. Executive and senior management are encouraged, but not required, to hold all compensatory shares (net of taxes) until the applicable stock ownership level is reached. For information about executive stock ownership, see “Beneficial Ownership of Our Common Stock — Ownership by Our Directors and Executive Officers” in this Proxy Statement.

Executive Stock Retention Guidelines. Members of executive management and designated members of senior management are also subject to stock retention guidelines. Executives who are subject to this policy are required to retain 75% of the net after-tax value of their equity holdings on an annual basis. This policy covers all equity instruments that we grant, including shares issued under performance-based instruments. Executives subject to the policy may not sell shares unless they obtain clearance under the policy prior to such sale. Executive officers are not permitted to hedge their exposure to stock in our Company. For information about executive stock ownership, see “Beneficial Ownership of Our Common Stock — Ownership by Our Directors and Executive Officers” in this Proxy Statement.

Director Nomination Process

The Nominating Committee has adopted Board Candidate Guidelines that describe the attributes and qualifications considered by the Nominating Committee in evaluating Director nominees. The Board Candidate Guidelines are an exhibit to our Corporate Governance Guidelines, which you can find on the Corporate Governance Website or which any shareholder can request from our Corporate Secretary. Based on the requirements of the Board of Directors, the Nominating Committee identifies and evaluates potential candidates believed to possess the qualifications and characteristics identified in our Board Candidate Guidelines and by the Committee. Among the attributes the Nominating Committee considers are: (i) management and leadership experience; (ii) a skilled and diverse background; (iii) integrity and professionalism; (iv) financial expertise and prior public company audit committee service; (v) financial markets knowledge; (vi) consumer markets knowledge; and (vii) international experience.

Members of the Nominating Committee, other members of the Board of Directors, members of executive management or shareholders may, from time to time, identify individuals for consideration as potential Director nominees. A shareholder may identify a Director candidate for consideration by the Nominating Committee by writing to our Corporate Secretary. The Nominating Committee will consider all proposed nominees in light of our Board Candidate Guidelines and the assessed needs of the Board at the time.

Any shareholder who wishes to propose a Director nominee for election to the Board at the Annual Meeting must ensure that written notice is received by our Corporate Secretary not less than 50 days or more than 75 days before the Annual Meeting. Such notice must be provided by the holder of record. Any shareholder who holds shares through a bank, broker or other holder of record must instruct the record holder to submit the required notice in a timely manner. The notice must include:

(i)	certain information about the shareholder, including the amount of his or her holdings of our common stock and his or her intention to appear in person or by proxy at the Annual Meeting;

(ii)	a description of any arrangements between the shareholder and the proposed nominee pursuant to which the nominations are to be made;

(iii)	such information about the nominee as would be required to be disclosed under SEC rules in a proxy statement; and

(iv)	the written consent of each proposed nominee to serve as a Director.

Based upon the recommendation of the Nominating Committee, the Board has nominated Ms. Christ, Mr. Codina, Ms. Jonas and Mr. Thain for election to the Board of Directors for a three-year term expiring in 2011. Ms. Christ has served on the Board since 2007, Mr. Codina has served on the Board since 2005, Mrs. Jonas has served on the Board since 2006 and Mr. Thain has served on the Board since December 2007. Ms. Christ and Mrs. Jonas were initially recommended to the Nominating Committee as Board candidates by one of our non-management Directors. Mr. Codina was initially recommended to the Nominating Committee by our former CEO.

Communications with Directors

Shareholders and other interested parties may communicate with the Board of Directors, non-management Directors and Committees of the Board of Directors by writing to the Board, in care of our Corporate Secretary. All written submissions that appear to be good faith efforts to communicate with Board members about matters involving the interests of Merrill Lynch and our shareholders are collected and forwarded on a periodic basis to the Board of Directors along with a summary of our actions in response to the submissions. Concerns relating to accounting, internal accounting controls or auditing matters are brought immediately to the attention of our Corporate Audit Department and are handled in accordance with the procedures established by the Audit Committee with respect to such communications.

Merrill Lynch 2008 Proxy Statement	page 16

Board Committees

Membership and Meetings. The Board of Directors has appointed five standing committees: the Audit Committee; the Finance Committee; the MDCC; the Nominating Committee; and the Public Policy and Responsibility Committee. Each of these Board Committees consists entirely of independent Directors and operates under a written charter, which sets forth the Committee’s authorities and responsibilities. For information on how to obtain a copy of any Committee charter, see “Questions and Answers — How can I obtain copies of Merrill Lynch’s corporate governance documents?” in this Proxy Statement.

The following table shows the current membership of each of our Board Committees.

	Audit Committee	Finance Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee	Public Policy and Responsibility Committee

John A. Thain (Chairman and CEO)
Carol T. Christ					✓
Armando M. Codina			✓	Chair
Virgis W. Colbert			✓	✓	✓
Alberto Cribiore (Lead Independent Director)		✓	✓	✓
John D. Finnegan		✓	Chair	✓
Judith Mayhew Jonas	✓				✓
Aulana L. Peters			✓		✓
Joseph W. Prueher	✓				Chair
Ann N. Reese	Chair	✓
Charles O. Rossotti	✓	Chair

Descriptions. A brief description of our Board Committees and certain of their principal functions are set forth in the following sections. The descriptions are qualified in their entirety by the full text of the Board Committee charters.

The Audit Committee consists of four of our independent Directors and met 11 times during the 2007 fiscal year. This Committee:

•

appoints the independent registered public accounting firm, reviews the scope of the audit, approves the fees and regularly reviews the qualifications, independence and performance of the independent registered public accounting firm;

•

pre-approves all audit services proposed to be rendered by any accounting firm and all permitted non-audit services proposed to be rendered by the independent registered public accounting firm and the fees for such services;

•

meets to review and discuss our consolidated financial statements with management and the independent registered public accounting firm, including significant reporting issues and judgments made in connection with the preparation of our consolidated financial statements and the disclosures contained in our SEC filings, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•

reviews and discusses with the independent registered public accounting firm, among other things, the critical accounting policies applicable to the Company, alternative accounting treatments within generally accepted accounting principles and other material written communications between the independent registered public accounting firm and management;

•	reviews our earnings press releases and other material financial information;

•	reviews budgeting and expense allocation processes applicable to our securities research group to ensure compliance with legal and regulatory requirements;

•	oversees the internal audit function, including participating in the appointment of the Head of our Corporate Audit Department, and considers the adequacy of our internal controls;

•

reviews the framework established by management to assess and manage the major categories of risk affecting our Company; in addition, the Audit Committee reviews our Company’s policies and processes for managing operational, legal and reputation risk, while the Finance Committee reviews our Company’s policies and procedures for managing exposure to market and credit risk;

•	oversees our compliance function and the adequacy of our procedures for compliance with our policies, as well as with legal and regulatory requirements; and

•	monitors the receipt, retention and treatment of concerns relating to accounting, internal accounting controls and auditing matters reported by employees, shareholders and other interested parties.

The Finance Committee consists of four of our independent Directors and met 12 times during the 2007 fiscal year. This Committee:

•	reviews, recommends and approves policies and procedures regarding financial commitments and investments;

•	reviews and approves financial commitments, acquisitions, divestitures and proprietary investments in excess of certain specified dollar amounts;

•	reviews our financial and operating plan;

•	reviews our financing plan, including funding and liquidity policies and programs;

•	reviews our insurance programs;

•	oversees our balance sheet and capital management including categories of assets and liabilities and commitment levels and measures of capital adequacy;

•	reviews and recommends capital management policies related to our common stock, including dividend policy, repurchase programs and stock splits;

•

authorizes the issuance of preferred stock within limits set by the Board, declares and pays dividends on preferred stock and takes other related actions with respect to our preferred stock, including authorizing repurchase programs; and

•	reviews our policies and procedures for managing exposure to market and credit risk and, when appropriate, reviews significant risk exposures and trends in these categories of risk.

The Management Development and Compensation Committee consists of five of our independent Directors and met 13 times during the 2007 fiscal year. This Committee:

•

reviews management development and succession programs and policies, as well as all appointments of officers with the title Managing Partner and above (senior management), and reviews and recommends to the Board all appointments of executive management;

•	approves annual corporate goals and objectives for our Chairman and CEO and evaluates his performance against these goals;

•	approves annual performance-based compensation for the Chairman and CEO, other members of executive management and members of senior management;

•	recommends that the Board of Directors approve salaries and ratify annual performance-based compensation for the Chairman and CEO and other members of executive management;

•	approves the aggregate dollar amounts of bonus compensation to be paid to employees and the proportion of such dollar amounts that will be paid in the form of stock compensation in lieu of cash;

•	administers stock and stock-based compensation plans, including approving stock bonus amounts for all employees and the terms and conditions of such awards;

•	reviews compensation programs, policies and accruals to align them with our annual and long-term goals and the interests of our shareholders;

•

reviews performance evaluation and compensation policies, plans and processes applicable to research analysts within the securities research group to ensure compliance with legal and regulatory requirements;

•	reviews and approves changes to benefit plans that result in the issuance of stock or material changes to the benefits provided to employees;

•	has sole authority to retain consultants having special competence to assist the MDCC, including sole authority to approve any such consultant’s fee and other retention terms;

•	reviews the section of our Proxy Statement entitled “Compensation Discussion and Analysis”, discusses that section with members of management and recommends its inclusion in the Proxy Statement; and

•	carries out the functions described below under the caption “Compensation Processes and Procedures.”

Merrill Lynch 2008 Proxy Statement	page 18

Compensation Processes and Procedures. The MDCC is responsible for determining the compensation paid to the CEO and all other members of executive and senior management. The compensation for the rest of our employees is the responsibility of management, with general oversight from the MDCC.

The MDCC approves annual financial, strategic and leadership performance objectives for the CEO and other members of the executive management team, including the named executive officers. During the course of the year, the MDCC reviews the performance of the executive management team against these objectives. This review serves as a basis upon which the MDCC determines the compensation of the CEO and our executive management team. The MDCC also reviews our performance against the performance of our competitors and against our strategic priorities. As part of this process, the MDCC also reviews the quarterly bonus accruals made for performance-based compensation throughout the year and authorizes all awards under equity-based compensation plans.

Setting Annual Performance Objectives. Each fiscal year, the executive management team develops an annual operating plan representing executive management’s best estimate of the Company’s expected performance based on its assessment of market conditions. It covers the anticipated performance of our major operating businesses based on reasonable assumptions about market conditions and sets forth the strategic and financial goals for the coming year. Once the plan is developed, it is presented to our Board of Directors for approval. The operating plan forms the basis of the CEO’s financial objectives that, together with the agreed upon strategic and leadership objectives (that can be short term or span more than one year), make up the CEO’s annual performance objectives. Given the Company’s performance in 2007 and its transition to new leadership, the MDCC developed 2008 objectives for the CEO and the executive management team that focused on maintaining the Company’s position in an uncertain industry environment. These objectives include: (i) financial objectives — including maintaining the Company’s capital and liquidity position and achieving performance in the line with the 2008 annual operating plan; (ii) strategic objectives — including strengthening and refocusing risk management controls and systems; and (iii) leadership objectives such as completing the rebuilding of the top management team.

The MDCC considers the proposed CEO objectives at its meetings at the beginning of each year and discusses them with its compensation consultant and with the CEO. The MDCC then meets in private session, without management, to consider and approve the proposed CEO objectives. The final objectives are then provided to the full Board. At each of its meetings throughout the year, the MDCC reviews year-to-date accomplishments and progress against these objectives. At year end, the MDCC uses these objectives in assessing the annual performance of the CEO, the President and the Executive Vice Presidents. This assessment is the foundation of the MDCC’s annual determination of compensation.

MDCC Compensation Consultant. Since 2003, the MDCC has engaged a consultant from Towers Perrin to provide independent advice to the Committee on executive compensation matters. The MDCC has retained the services of the Towers Perrin consultant to advise it in fulfilling its responsibilities under the MDCC charter. In the course of these services in 2007, the Towers Perrin consultant: (i) reviewed all MDCC materials; (ii) made an annual presentation to the MDCC on trends in executive compensation; (iii) reviewed drafts of the “Compensation Discussion and Analysis” and related tables prior to filing; and (iv) attended and participated in all MDCC meetings, including executive sessions, relating to executive compensation. In 2007, the Towers Perrin consultant also provided advice to the MDCC and to the Board of Directors in connection with the retirement of E. Stanley O’Neal and the hiring of John A. Thain as our new CEO.

The Towers Perrin consultant has not been engaged to make specific compensation recommendations. Pursuant to our corporate governance model, all actions and decisions regarding the compensation of the named executive officers are made by the MDCC. Under an agreement with the MDCC, the Towers Perrin consultant’s fees are based solely on hourly billings for assignments commissioned by the MDCC. During 2007, Towers Perrin and its affiliates provided discrete, routine consulting services to certain of the Company’s business units, and the Company purchased industry specific compensation surveys unrelated to executive compensation from a Towers Perrin affiliate. The Towers Perrin consultant and his team were not involved in providing any of these other products or services.

Fees paid to Towers Perrin affiliates for other services totaled less than $500,000 in 2007. More than half of these fees were paid to Towers Perrin affiliate MG Management Consulting, Inc. (MGMC), which was purchased by Towers Perrin in early 2007. MGMC is a consulting firm that provides unique, third-party, financial services compensation benchmarking information (such as third-party competitive compensation data for research, investment banking and trading professionals). Merrill Lynch had purchased surveys and other information from MGMC for a number of years prior to the company’s acquisition by Towers Perrin. Amounts paid to MGMC for these products in 2006 were comparable to the amounts paid to MGMC as a Towers Perrin subsidiary in 2007. The surveys are undertaken for the Company but also assist the MDCC in fulfilling its obligations under its charter to evaluate the Company’s compensation accruals. The MGMC product is not currently available from any other source.

We have been advised by Towers Perrin that the fees for all other products and services, including the data obtained from MGMC, represented less than 0.1% of its 2007 revenues. The MDCC has reviewed these limited products and services and determined that they do not affect the Towers Perrin consultant’s ability to provide independent advice to the MDCC on executive compensation matters.

Merrill Lynch has put processes in place requiring pre-approval and limiting the engagement of Towers Perrin for other services when the services sought can be provided by another service provider. In addition, Towers Perrin has informed us that it has instituted the following procedures to ensure its consultant’s independence: (i) the Towers Perrin consultant is not the client relationship manager for other Towers Perrin business with Merrill Lynch, nor does he report to the client relationship manager; (ii) the consultant’s compensation is not related to other products or services Towers Perrin may provide to Merrill Lynch; and (iii) the consultant is not involved in the provision of other consulting services to Merrill Lynch. In addition, no member of the team of consultants that assists the Towers Perrin consultant with MDCC-related executive compensation work is involved with any Merrill Lynch client development activities for other Towers Perrin business lines.

The Nominating and Corporate Governance Committee consists of four of our independent Directors and met seven times during the 2007 fiscal year. This Committee:

•

identifies and recommends potential candidates to serve on the Board and also considers Director nominees recommended by our shareholders, with a view toward maintaining a balance of experience and expertise among the Directors;

•	makes recommendations relating to the membership of Committees of the Board of Directors;

•

periodically reviews the compensation and benefits of our non-management Directors and recommends changes to our non-management Director compensation policy for consideration by the Board as appropriate;

•	develops and recommends guidelines and practices for effective corporate governance;

•	oversees our Related Party Transactions Policy;

•	reviews our directors’ and officers’ insurance coverage; and

•	leads the Board of Directors in conducting its annual review of the Board’s performance.

The Public Policy and Responsibility Committee consists of five of our independent Directors and met three times during the 2007 fiscal year. This Committee oversees the Company’s activities as a socially responsible corporation in light of the economic, social, political and other developments around the world, including:

•	the public policy implications of our business operations;

•	our governmental and community relations; and

•	our philanthropic objectives and practices.

In assessing policies and activities, the Committee considers the interests of our shareholders, among others, and the ethical principles expected of a socially responsible corporation, including Client Focus, Respect for the Individual, Teamwork, Responsible Citizenship and Integrity.

Merrill Lynch 2008 Proxy Statement	page 20

Audit Committee Report

The Audit Committee is comprised of four independent Directors and operates under a written charter. The Audit Committee held 11 meetings in 2007. The meetings facilitated communication with senior management and employees, the internal auditors and Deloitte & Touche LLP (Deloitte & Touche), the Company’s independent registered public accounting firm. The Audit Committee held discussions with the internal auditors and Deloitte & Touche, both with and without management present, on the results of their audits and the overall quality of the Company’s financial reporting and internal controls.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the oversight of the scope of its role and the determination of its compensation. The Audit Committee regularly evaluated the performance and independence of Deloitte & Touche and, in addition, reviewed and pre-approved all services provided by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the Deloitte Entities) during 2007. The Audit Committee also has considered whether the provision of non-audit services by the Deloitte Entities is compatible with maintaining Deloitte & Touche’s independence and affirmed Deloitte & Touche’s independence.

As stated in its charter, the Audit Committee’s role is one of oversight. It is the responsibility of Merrill Lynch’s management to establish and maintain a system of internal control over financial reporting, to plan and conduct internal audits and to prepare consolidated financial statements in accordance with U.S. generally accepted accounting principles. It is the responsibility of the independent registered public accounting firm to audit those financial statements and opine upon the effectiveness of the internal control over financial reporting as of each fiscal year end. The Audit Committee does not provide any expert or other special assurance as to the Company’s financial statements or any expert or professional certification as to the work of the Company’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has met and held discussions with management and Deloitte & Touche regarding the fair and complete presentation of Merrill Lynch’s financial results. The Audit Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative accounting treatments. The Audit Committee has met to review and discuss the annual audited and quarterly condensed consolidated financial statements for Merrill Lynch for the 2007 fiscal year (including the disclosures contained in the Company’s 2007 Annual Report on Form 10-K and its 2007 Quarterly Reports on Form 10-Q, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”) with Merrill Lynch’s management and Deloitte & Touche. The Audit Committee also reviewed and discussed with management, the internal auditors and Deloitte & Touche, the reports required by Section 404 of the Sarbanes-Oxley Act of 2002, namely, management’s annual report on the Company’s internal control over financial reporting and Deloitte & Touche’s associated attestation report.

The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by professional and regulatory requirements, including, but not limited to, Statement of Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received written disclosures and the letter from Deloitte & Touche as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as modified or supplemented, and has discussed with Deloitte & Touche its independence with respect to the Company and the Company’s management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for Merrill Lynch as at and for the fiscal year ended December 28, 2007 be included in the Company’s 2007 Annual Report to Shareholders and incorporated by reference into the Company’s 2007 Annual Report on Form 10-K.

Audit Committee

Ann N. Reese, Chair
Judith Mayhew Jonas
Joseph W. Prueher
Charles O. Rossotti

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

Consistent with SEC rules regarding the independence of the independent registered public accounting firm, the Audit Committee has established a policy governing the provision of audit and non-audit services.

Pursuant to this policy, the Audit Committee annually considers and, if appropriate, approves the provision of audit services to the Company by the independent registered public accounting firm and by any other accounting firm proposed to be retained to provide audit services (e.g., in compliance with a foreign statute). The Audit Committee also considers and, if appropriate, pre-approves the provision of services by the independent registered public accounting firm that fit within the following categories of permitted audit, audit-related, tax and all other services within a specified dollar limit. The services that may be performed by the independent registered public accounting firm, with approval of the Audit Committee, are defined in the policy as follows:

•

Audit services include audit, review and attest services necessary in order to complete the audit and quarterly reviews of our financial statements, as well as services that generally only the independent registered public accounting firm can provide, such as comfort letters, statutory audits, consents and review of documents filed with the SEC or other regulatory bodies.

•

Audit-Related services are assurance and related services provided by the independent registered public accounting firm that are reasonably related to the review of our financial statements and are not audit services.

•

Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of our financial statements, and include tax compliance, tax advice and tax planning services.

•

All Other services are services not captured in the other three categories that are not prohibited services, as defined by the SEC, and that the Audit Committee believes will not impair the independence of the independent registered public accounting firm.

Any proposed engagement of the independent registered public accounting firm that does not fit within one of the pre-approved categories of service or is not within the established fee limits must be specifically pre-approved by the Audit Committee. Our employees who serve in a financial oversight role (and their immediate family members) are prohibited from receiving personal tax services from the independent registered public accounting firm.

The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee in time-sensitive cases. The exercise of such authority must be reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee regularly reviews summary reports detailing all services, related fees and expenses provided by the independent registered public accounting firm.

Merrill Lynch 2008 Proxy Statement	page 22

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents aggregate fees billed for audits of our consolidated financial statements and fees billed for audit-related and non-audit services rendered by Deloitte & Touche, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the fiscal years ended December 28, 2007 and December 29, 2006. In pre-approving 100% of the services generating fees in 2007 and 2006, the Audit Committee has not relied on the de minimis exception to the SEC’s pre-approval requirements applicable to the provision of audit-related, tax and all other services provided by the independent registered public accounting firm.

	2007	2006

Audit Fees (1)	$45,100,000	$40,300,000
Audit-Related Fees (2)	8,500,000	8,500,000
Tax Fees (3)	3,500,000	3,100,000
All Other Fees (4)	—	—
Total Fees	$57,100,000	$51,900,000

(1)

Audit Fees consisted of fees for the audits of the consolidated financial statements and reviews of the condensed consolidated financial statements filed with the SEC on Forms 10-K and 10-Q as well as work generally only the independent registered public accounting firm can be reasonably expected to provide, such as comfort letters, statutory audits, consents and review of documents filed with the SEC, including certain Form 8-K filings. Audit fees also included fees for the audit opinion rendered regarding the effectiveness of internal control over financial reporting.

(2)

Audit-Related Fees consisted principally of attest services pursuant to Statement of Auditing Standards No. 70, “Service Organizations,” transaction services such as due diligence and accounting consultations related to acquisitions, accounting consultations and attest services relating to financial accounting and reporting standards, fees for employee benefit plan audits, reports in connection with agreed-upon procedures related to subsidiaries that deal in derivatives and in connection with data verification and agreed-upon procedures related to asset securitizations.

(3)

Tax Fees consisted of fees for all services performed by the independent registered public accounting firm’s tax personnel, except those services specifically related to the audit and review of the financial statements, and consisted principally of tax compliance (i.e., services rendered based upon facts already in existence or transactions that have already occurred to document, compute and obtain government approval for amounts to be included in tax filings), tax advisory and tax planning services. Tax compliance-related fees accounted for $3,100,000 of the 2007 tax fees and $2,400,000 of the 2006 tax fees.

(4)

All Other Fees consisted principally of fees for advisory and management consulting services supporting improvements in customer service and customer relationship management and reporting, as well as project management for developing and implementing non-financial systems related to managing client accounts.

Beneficial Ownership of Our Common Stock

Ownership by Our Directors and Executive Officers

We believe that share ownership by Directors, officers and employees helps to align their interests with the interests of shareholders. The following table contains information about the beneficial ownership of our common stock by each of the Directors and the named executive officers and by all Directors and executive officers considered as a group. In addition, we have provided information about ownership of certain stock units that provide economic exposure to our common stock but do not represent actual beneficial ownership of shares. Information for the current Directors and executive officers, Mr. Edwards and Mr. Fakahany is as of February 26, 2008, the record date. Information for Mr. Kim and Mr. O’Neal’s common stock ownership is as of their termination dates, November 16, 2007 and October 30, 2007, respectively.

Amount and Nature of Beneficial Ownership

		Total
		Beneficial	Common	Stock	Stock
Name	Position	Ownership(1)	Stock(2)	Options(3)	Units(4)

Nelson Chai	Executive Vice President & Chief Financial Officer	380,753	98,977	278,832	22,485
Carol T. Christ	Director	—	—	—	2,545
Armando M. Codina	Director	10,000	10,000	—	10,327
Virgis W. Colbert	Director	42	42	—	3,492
Alberto Cribiore	Director	43,333	35,000	8,333	18,068
John D. Finnegan	Director	3,554	—	3,554	9,404
Gregory J. Fleming	President & Chief Operating Officer	855,738	600,941	1,441,997	—
Robert J. McCann	Executive Vice President	1,182,850	524,165	1,630,031	—
Judith Mayhew Jonas	Director	—	—	—	3,492
Aulana L. Peters	Director	5,647	5,647	—	32,022
Joseph W. Prueher	Director	18,755	2,023	16,732	11,409
Ann N. Reese	Director	6,992	4,480	2,512	9,037
Charles O. Rossotti	Director	7,012	4,500	2,512	12,621
John A. Thain	Director, Chairman & Chief Executive Officer	24,471	10,199	1,842,815	530,869
Jeffrey N. Edwards	Senior Vice President & former Chief Financial Officer	798,258	455,555	612,522	—
Ahmass L. Fakahany	Former Co-President & Co-Chief Operating Officer	880,384	541,910	338,474	—
Dow Kim	Former Executive Vice President	604,088	583,260	20,828	—
E. Stanley O’Neal	Former Director, Chairman &
	Chief Executive Officer	3,248,763	1,363,874	1,884,889	—
Directors and executive officers as a group		9,678,168	4,704,761	8,952,501	665,777

(1)

This column presents the total shares of common stock that are beneficially owned or can be acquired within 60 days of the record date. No individual Director or executive officer beneficially owns more than 1% of our outstanding common stock. The Directors and executive officers as a group beneficially own approximately 0.99% of our outstanding common stock. None of our Directors or executive officers has pledged any of our common stock as security.

(2)

Except as noted, the Directors and executive officers have sole voting and investment power over the shares of common stock listed. Of the common stock held by Mrs. Peters, 4,980 shares are held in a trust for which she has shared voting and investment power.

(3)

This column includes stock options held by the Directors and executive officers that are exercisable as of the record date or within 60 days of the record date, and are, therefore, also included in the Total Beneficial Ownership column. The number of stock options exercisable as of the record date or within 60 days of the record date are as follows: Mr. Chai 2,944; Mr. Cribiore 8,333; Mr. Edwards 342,703; Mr. Fakahany 338,474; Mr. Finnegan 3,554; Mr. Fleming 254,797; Mr. Kim 20,828; Mr. McCann 658,685; Mr. O’Neal 1,884,889; Adm. Prueher 16,732; Mrs. Reese 2,512; Mr. Rossotti 2,512; Mr. Thain 14,272; and Directors and executive officers as a group 3,826,105.

(4)

Stock units are linked to the value of our common stock and generally are paid in shares of common stock at the end of the applicable restricted or deferral period. None of the stock units are payable within 60 days of the record date.

Merrill Lynch 2008 Proxy Statement	page 24

Owners of More than 5% of Our Common Stock

Except as described below, we know of no person or entity that beneficially owns more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class(1)

State Street Bank and Trust Company
One Lincoln Place, Boston, Massachusetts 02111
As trustee of the Merrill Lynch Employee Stock Ownership Plan (ESOP)	20,610,385 (2)	2.09%
As trustee of other Merrill Lynch employee benefit plans	29,913,709 (3)	3.04%
As trustee or discretionary advisor for certain unaffiliated accounts and collective investment funds	26,345,976 (4)	2.68%

Temasek Holdings (Private) Limited and certain of its subsidiaries
60B Orchard Road, #06-18 Tower 2, The Atrium @ Orchard, Singapore 238891	88,749,594 (5)	9.02%

AXA and certain related parties, including AXA Financial, Inc.
25, avenue Matignon, 75008 Paris, France	53,962,195 (6)	5.48%

(1)	Percentages are calculated based on the common stock and exchangeable securities outstanding as of February 26, 2008, the record date.

(2)

This information was provided by State Street Bank and Trust Company (State Street). As of December 31, 2007, there were 20,937,434 shares allocated to ESOP participants who have the right to direct the voting by State Street for those allocated shares. As of December 31, 2007, there were 212,951 shares beneficially owned by the ESOP but unallocated to participants. As provided by the terms of the ESOP, State Street is generally obligated to vote unallocated shares and any allocated shares for which it has not received voting instructions in the same proportion as allocated shares for which it has received voting instructions. As of February 26, 2008, the record date, there were 20,284,064 shares beneficially owned by the ESOP. All of these shares were allocated to ESOP participants and no shares were unallocated to ESOP participants.

(3)

This information is as of December 31, 2007 and was provided by State Street. Under our employee benefit plans, participants have the right to direct the voting by State Street of shares of common stock. State Street is generally obligated to vote shares for which it has not received voting instructions in the same proportion as shares for which it has received voting instructions. On the record date, there were 30,731,637 shares beneficially owned by these employee benefit plans.

(4)

This information is as of December 31, 2007 and was obtained from a Schedule 13G filed with the SEC on February 12, 2008 by State Street. State Street has sole voting power and shared dispositive power over these shares.

(5)

The following information is as of the record date, February 26, 2008. It was obtained from a Schedule 13G filed with the SEC on January 3, 2008 by Temasek Holdings (Private) Limited (Temasek Holdings) and certain of its subsidiaries, has been updated to reflect transactions that occurred between January 3, 2008 and the record date and has been confirmed by Temasek Holdings.

Under agreements dated December 24, 2007, Clover Investments (Mauritius) Pte. Ltd. (Clover) acquired 55,000,000 shares. Clover is wholly-owned by Centaura Investments (Mauritius) Pte. Ltd. (Centaura), which in turn is wholly-owned by Fullerton Management Pte. Ltd. (Fullerton), which in turn is wholly-owned by Temasek Holdings, and therefore, Centaura, Fullerton and Temasek Holdings may be deemed to beneficially own the shares directly owned by Clover.

Clover acquired an additional 36,666,666 shares on January 11, 2008 and Faber Investments (Mauritius) Pte. Ltd. (Faber) acquired 9,687,500 shares on February 5, 2008. Faber is wholly-owned by Crescent Investments (Mauritius) Pte. Ltd. (Crescent), which in turn is wholly owned by Cairnhill Investments (Mauritius) Pte. Ltd. (Cairnhill), which in turn is wholly owned by Fullerton, and therefore, Crescent, Cairnhill, Fullerton and Temasek Holdings may be deemed to beneficially own the shares directly owned by Faber.

As permitted by the agreements with Merrill Lynch, between January 1, 2008 and the record date, Clover disposed of 12,604,572 shares.

The foregoing information indicates that, as of the record date, shares of our common stock may be deemed to be beneficially owned by Temasek Holdings, which may be deemed to have shared dispositive and voting power over 88,749,594 shares through certain of its subsidiaries as follows:

	(i)	Fullerton may be deemed to have shared dispositive and voting power over 88,749,594 shares;

	(ii)	Centaura may be deemed to have shared dispositive and voting power over 79,062,094 shares;

	(iii)	Clover may be deemed to have shared dispositive and voting power over 79,062,094 shares;

	(iv)	Faber may be deemed to have shared dispositive and voting power over 9,687,500 shares;

	(v)	Crescent may be deemed to have shared dispositive and voting power over 9,687,500 shares; and

	(vi)	Cairnhill may be deemed to have shared dispositive and voting power over 9,687,500 shares.

(6)	The information is as of December 31, 2007 and was obtained from a Schedule 13G filed with the SEC on February 14, 2008 by AXA and certain related parties, including AXA Financial, Inc.

The parent holding companies of AXA Financial, Inc. are:

(i) AXA, a French financial holding company that owns a majority interest in AXA Financial, Inc. and that owns other AXA subsidiaries who may be deemed to be beneficial owners of our common stock; and

(ii) a group of three French mutual insurance companies (Mutuelles AXA) which, as a group, control AXA.

Each of AXA and the Mutuelles AXA may be deemed to have sole dispositive power over 53,962,195 shares and shared dispositive power over 38 shares. They also may be deemed to have sole voting power over 42,455,582 shares and shared voting power over 2,170,467 shares.

The Schedule 13G indicates that 53,852,575 shares of our common stock may be deemed to be beneficially owned by AXA Financial, Inc. through its subsidiaries as follows:

(i)

AllianceBernstein L.P. may be deemed to have sole dispositive power over 53,826,220 shares and shared dispositive power over 38 shares, in each case, acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. AllianceBernstein L.P. also may be deemed to have sole voting power over 42,389,059 shares and shared voting power over 2,170,467 shares; and

(ii)

AXA Equitable Life Insurance Company may be deemed to have sole dispositive power over 26,355 shares solely for investment purposes. It also may be deemed to have acquired sole voting power over 15,722 shares.

Merrill Lynch 2008 Proxy Statement	page 26

Executive Compensation

Management Development and Compensation Committee Report

The Management Development and Compensation Committee of the Merrill Lynch Board of Directors (MDCC) is comprised of five independent Directors and operates under a written charter. The MDCC held 13 meetings in 2007. The MDCC met both with and without management present and the MDCC’s independent compensation consultant from Towers Perrin attended most of these meetings, including the private sessions.

In fulfilling its responsibilities, the MDCC reviewed the section of this Proxy Statement entitled “Compensation Discussion and Analysis” (CD&A), as prepared by management of the Company, with management of the Company and the MDCC’s independent compensation consultant and provided comments on its content.

Based on the review and discussions described above, the MDCC recommended to the Board of Directors that the CD&A be included in the Proxy Statement for the Company’s 2008 Annual Meeting of Shareholders.

Management Development and Compensation Committee

John D. Finnegan, Chair
Armando M. Codina
Virgis W. Colbert
Alberto Cribiore
Aulana L. Peters

Compensation Committee Interlocks and Insider Participation

None of the members of the MDCC has ever been an officer of Merrill Lynch or any of its subsidiaries and no “compensation committee interlocks” existed during the 2007 fiscal year.

Compensation Discussion and Analysis

Introduction

Merrill Lynch operates in a highly competitive industry and relies on key producers and its executive management team to guide the Company in an increasingly complex global market environment. Our highly skilled key employees are central to the value that Merrill Lynch seeks to create for its clients — they provide relationships, intellect, creativity and agility in the identification and execution of business opportunities. The increased competition for skilled and talented employees, particularly those with specialized risk management, investment banking, product development and trading skills continues unabated, and the need to attract and retain the best talent has been underscored by the impact of recent dislocations in the global credit markets.

In 2007, losses related to write-downs of exposures to U.S. ABS CDOs and U.S. sub-prime mortgages and related securities overwhelmed strong performances in many of our businesses. Continuing members of our executive management team performed well against many of their objectives and worked effectively to manage through the challenges of the second half of 2007 and guide the Company through a critical transition to new leadership. Nevertheless, the MDCC concluded that the dramatic impact of the Company’s overall financial performance outweighed these positive considerations for this year. Ultimately, the MDCC determined that it would not pay any annual incentive compensation (in either cash or restricted stock) to continuing executive officers for performance in 2007. The MDCC also considered the need to create incentives for continuing members of the management team. The MDCC concluded that it was appropriate to make retention grants of stock options to certain continuing members of management in order to promote the continuity of the management team to face the continued challenging market conditions in 2008 and to help solidify existing and new members of management into a high-performance team. The retention grants are forward-looking incentives with significant additional performance features.

Decisions about compensation expense are critical for Merrill Lynch and our Peer Group companies (as defined below), because efforts by our key employees can generate significant revenues for the Company. The goal of our compensation programs is to provide an integral link between pay and performance and to fully align the interests of employees with those of shareholders. The emphasis on pay for performance can mean fluctuations in pay year over year depending on the performance of the Company as a whole as well as the individual businesses that comprise the Company’s operations. The long-term success of the Company depends on its ability to attract and retain high-performing employees; therefore, the emphasis on annual performance has to be balanced against the Company’s recruiting and retention objectives.

For performance year 2007, we faced the challenge of maintaining this balance in an environment where the Company’s overall performance was disproportionately affected by significant losses in one area of our business, while performance in most other areas remained strong. Within this context, it was essential that the Company pay many key employees at market levels in order to retain them and avoid long-term damage to the franchise. Ultimately, overall compensation expense increased by a small amount year over year due to increased headcount from organic growth and acquisitions, but bonus pools for the comparable employee population decreased from 2006 levels.

In October 2007, E. Stanley O’Neal resigned as Chairman and CEO and retired from Merrill Lynch. Two other senior executives, Dow Kim and Ahmass L. Fakahany, resigned their executive positions with Merrill Lynch in 2007 and early 2008, respectively. In December 2007, John A. Thain joined Merrill Lynch as our new Chairman and CEO, and Nelson Chai joined us as Executive Vice President and Chief Financial Officer (CFO), replacing Jeffrey N. Edwards, who took on new responsibilities in our Executive Client Coverage Group. Gregory J. Fleming, our President and Chief Operating Officer, and Robert J. McCann, Executive Vice President, Vice Chairman and President of our Global Wealth Management division, remain with the Company as part of Mr. Thain’s current management team. As a result of these changes, our discussion of compensation decisions for 2007, which follows a review of our compensation objectives and components of executive compensation, covers three distinct categories: (i) departure arrangements for former executives (Mr. O’Neal, Mr. Kim and Mr. Fakahany); (ii) sign-on arrangements for Mr. Thain and Mr. Chai; and (iii) compensation decisions for continuing executives (Mr. Fleming, Mr. McCann and Mr. Edwards).

Merrill Lynch 2008 Proxy Statement	page 28

Compensation Rationale and Objectives

In general, our compensation framework emphasizes variable pay, uses substantial stock-based compensation to support alignment with stockholders and retention of employees and ensures that compensation opportunities are competitive in the markets where we operate. The key objectives of our approach to executive compensation are outlined below:

•	Pay for Performance. We emphasize variable pay as the core of our compensation policy to provide a strong incentive to increase financial performance and enhance returns to shareholders.

•

Retention and Alignment with Shareholders. We have a long-standing practice of emphasizing stock as a substantial component of compensation for top management, key executives and producers. In addition, our stock retention guidelines require executive officers to retain 75% of the net after-tax value of their equity holdings on an annual basis, and executive officers are not permitted to hedge their exposure to Merrill Lynch stock. This practice promotes an alignment of interests between shareholders and executives and fosters an ownership culture that increases executive focus on Company-wide returns across economic and business cycles. We believe that our shareholders are also well served by the use of stock-based compensation because of the retention value inherent in the vesting period and the increased attention to long-term value creation associated with the ongoing exposure to the value of the stock.

•

Competitive Compensation. We monitor competitive pay levels and take them into account as we determine compensation within our pay-for-performance philosophy. Our data is based on publicly-reported information on pay for executive officers and competitive surveys on pay for other key employees with similar responsibilities and experience at Peer Group companies. For executive officers, we focus primarily on internally compiled and publicly reported compensation information from The Bear Stearns Companies Inc., Citigroup Inc., The Goldman Sachs Group, Inc., J.P. Morgan Chase & Co., Lehman Brothers Holdings Inc. and Morgan Stanley (collectively, the Peer Group). We also use the financial performance of the Peer Group to measure our relative performance in making year-end compensation decisions. The companies that comprise the Peer Group for performance and compensation comparison purposes include those companies that participate in the same core businesses as Merrill Lynch, have a similar business mix and compete directly for the same talent pool globally. The MDCC is also mindful that other non-traditional competitors, such as hedge funds and private equity funds, also compete for the same talent and offer compelling compensation opportunities, which, while having different risk/reward characteristics, are often very attractive to the same individuals that the Company wishes to recruit or retain.

Components of Executive Compensation

Annual Pay for Executive Officers. The primary components of our annual pay to our executive officers are summarized in the following table.

Annual Pay for Executive Officers	Description	Delivery	Comments

Base Salary	Base salary normally represents a small percentage of total compensation.	100% in cash, paid bi-weekly.	Executive salaries are based on title and are typically reviewed annually.

Annual Incentive Compensation (Annual Bonus)	Performance-based incentive compensation that can vary significantly from year to year. Due to overall firm performance, no bonuses were paid to continuing executives for 2007.	Paid in January for performance in the prior fiscal year. Normally delivered in a combination of cash and stock-based grants.	Variable, increasing or decreasing annually, based on individual, business unit and Company-wide performance. Not formulaic; discretionary based on performance factors.

Base Salary. To place emphasis on variable performance-based incentive compensation, base salary normally represents a small percentage of total compensation. However, as a result of the Company’s overall performance in 2007 and the decision not to pay year-end bonuses to continuing executive officers, base salary represented 100% of the annual compensation paid for performance year 2007 to our continuing executive and senior officers, including Mr. Fleming, Mr. McCann and Mr. Edwards.

Annual Bonus. Normally, the annual bonus represents most of an executive officer’s annual pay, and more than half of an executive’s total compensation, which includes salary and annual bonus, is paid in stock. Restricted stock/unit awards or stock options, whose ultimate value is tied to our stock price, are granted in lieu of cash bonus compensation and represent an integral part of the annual incentive compensation paid for performance in the prior fiscal year.

Deferred Compensation. We offer certain highly paid employees the ability to defer receipt of up to 90% of their annual cash incentive payments or commission compensation. We do not match deferred amounts. We believe that this program is important to provide our senior employees with flexibility in meeting their future income needs. None of our executive officers deferred compensation in 2007. The deferred compensation program is described in more detail in the “Non-Qualified Deferred Compensation” table and related narrative disclosure in this Proxy Statement.

Long-Term Performance-Based Awards - Managing Partner Incentive Program (MPP). The details of the MPP, implemented in January 2006, are described in more detail below.

Program	Description	Terms	Comments

Managing Partner Incentive Program

Three-year plan to reward annual return on equity (ROE) improvement from 2006 through 2008.

For executive officers and select members of senior management. 2007 target ROE level was not achieved and one-third of the awards did not convert and was forfeited.

Individual and Company both contribute to the program. One-third of the awards is converted to restricted stock each year based on achievement of ROE results for the immediately preceding year.

Converted restricted shares vest in January of 2010.

Target ROE levels were set to exceed 2005 actual ROE by increasing increments for each of 2006, 2007 and 2008.

If annual ROE performs at target, MP participation units (MP units) are converted at a 1-to-1 ratio.

If annual ROE underperforms target, MP units are converted at a ratio less than 1- to-1 or forfeited completely.

If annual ROE outperforms target, MP units are converted at a ratio in excess of 1-to-1 up to a maximum ratio of 2.5-to-1 for significant out-performance.

•

Link to Longer-Term Financial Results to Increase Focus on “Firm-Wide” Performance. In 2006, we granted MP units to increase focus on our ROE for the 2006, 2007 and 2008 fiscal years. Mr. Thain and Mr. Chai are not participants in this program because they were hired in December 2007.

•

Individual and Company Contributions. Participants and Merrill Lynch contribute to the MPP. For executive officer participants (other than Mr. Edwards), the individual contribution was set at $2 million for each year of the program and the Company match is $0.75 for each dollar contributed. For Mr. Edwards and other select members of senior management, the individual contribution is $666,667 for each year of the program, and the Company match is $2.50 for each dollar contributed. Executive contributions to the program in 2006 and 2007 were accomplished through a deduction from the equity portion of the annual bonus paid for the prior performance years in 2005 and 2006. As no annual stock bonus was granted for performance in 2007, the continuing named executive officer participants have agreed to forfeit a portion of the restricted shares they received in 2007 (upon conversion of MP units for 2006 performance) with a fair market value equal to their respective 2008 contribution. The MDCC has determined that this forfeiture will serve as their individual contribution to the MPP for the 2008 performance year.

•

Conversion Ratios. After the end of each year for the period from 2006 through 2008, one-third of the total MP units become eligible for conversion into restricted shares based on pre-determined annual ROE hurdles. The restricted shares issued upon conversion of the MP units remain restricted and subject to forfeiture upon termination of employment until 2010. Target ROE levels were determined at the close of 2005 and were set so that the 2006 target would exceed 2005 actual ROE by a specified margin, and 2007 and 2008 targets would exceed the prior year target by additional increments. The minimum and maximum thresholds increase each year as well, consistent with the new annual targets. If our annual ROE is at or above the target ROE for the year, the conversion ratio is 1-to-1 or better and increases with incremental ROE improvement to a maximum ratio of 2.5-to-1 for significant outperformance. ROE below this target will result in a conversion ratio of less than 1-to-1, declining with incremental underperformance and resulting in the complete forfeiture of the MP units for failure to achieve the minimum ROE

Merrill Lynch 2008 Proxy Statement	page 30

threshold. In addition, for executive officer participants other than Mr. Edwards, failure to achieve at least the baseline 2005 ROE for any performance year results in the complete forfeiture of the Company match for that year.

•

MP Units. MP units pay dividend equivalents quarterly, equal to dividends payable on Merrill Lynch common stock, prior to their conversion to restricted shares based on ROE performance as described above. One-third of the awards is converted to restricted stock or is forfeited each year based on achievement of ROE results for the immediately preceding year. Converted restricted shares remain subject to forfeiture until January 2010. Executives eligible for career retirement who leave the Company retain restricted shares that have already converted, subject to compliance with the covenants in the grants for the remaining vesting period. If a career retirement eligible MPP participant leaves before the completion of a fiscal year, MP units that relate to the participant’s contribution to the plan for the year of departure are converted on a 1-to-1 basis, but the Company match is forfeited. All MP units that relate to future performance years are forfeited upon termination of employment.

•

2007 ROE. The MDCC retains discretion, in consultation with management, to make appropriate adjustments to the determination of ROE to emphasize operating performance. No such adjustments were made with respect to 2007. Based on the negative reported 2007 ROE, the minimum ROE threshold was not achieved for 2007 and one-third of the MP units held by continuing executives (representing the portion for 2007) did not convert and were forfeited in January 2008. For 2007, the target ROE was 17%, the minimum ROE threshold was 12.5% and the maximum ROE threshold was 19.5%. The Company’s 2008 ROE performance is inherently uncertain and can be significantly affected by market conditions, tax rates, asset turnover and other factors. As a result, the conversion rate for the final year of the MPP cannot be determined at this point in time.

Executive Officer Benefits. We have summarized the benefits provided to the CEO and/or executive officers in the following table. These benefits are periodically reviewed with the MDCC.

Executive Officer Benefits	Description	Eligibility	Comments

Broad-based Benefits	Defined contribution, 401(k) retirement plans, health, dental, life, disability, travel insurance, Employee Stock Purchase Plan, etc.	All employees.	Employee contributions for health and dental are higher for more highly compensated employees.

Cars	Company cars and trained security drivers for business and personal use.	Provided to CEO and other executive officers.	Executives reimburse the Company, based on IRS guidelines, for car cost. Drivers are employees of the Company.
Incremental cost to the Company is disclosed in the Summary Compensation Table.

Aircraft	Personal use of Company aircraft (discontinued).	As of December 2007, the Company no longer permits personal use of Company aircraft.	Income is imputed under IRS guidelines. Executives are not reimbursed for taxes on imputed income.

		Before that time, Mr. O’Neal was required to use Company aircraft for security reasons. Other executive officer use was permitted.	Incremental cost to the Company is disclosed in the Summary Compensation Table.

Employment Agreements. In general, we do not have any employment agreements with our executive officers or any agreements to provide severance protection to any executive officer absent a change in control of the Company (discussed below). In 2007, we entered into agreements with Mr. Thain and Mr. Chai regarding their 2007 compensation. Although the agreements provide for specified amounts of compensation for 2007, they do not cover compensation for future years and do not provide for employment for a specified term or for any automatic renewal of employment terms. For further details, see “Hiring of Mr. Thain and Mr. Chai” in this Proxy Statement.

Restrictive Covenant Agreements. We have entered into restrictive covenant agreements with all of our executive officers and select members of senior management. The agreements for executive officers require at least six months’

notice to the Company prior to termination and limit their ability to compete with us or to solicit or hire our employees if they leave the Company.

Retirement Provisions of Our Stock Grants. As is customary in our industry, under the terms of most grants under our stock-based compensation plans, if an employee meets specified requirements, the employee is eligible for what is known as “career retirement” treatment for those stock grants. “Career retirement” treatment means that if an employee who is eligible for career retirement: (i) terminates his or her employment with the Company other than for Cause (as defined in our stock grants); and (ii) does not compete with Merrill Lynch or violate any of the other covenants contained in his or her outstanding stock grant (such as limits on hiring our employees and the use of our confidential or proprietary information), then outstanding restricted shares and units continue to vest and outstanding stock options continue to be and become exercisable as provided in the grant documentation. When Merrill Lynch adopted FAS 123(R) in 2006, the Company extended career-retirement treatment to all outstanding year-end stock grants from 2003 through 2006, regardless of the age and length of service of the participants. At the same time, it adopted more stringent age and length of service requirements for future awards. Annual grants made after that date require an employee to have at least five years of service and a combined age and length of service equal to 60 in order to be eligible for career retirement.

Change-in-Control Provisions of Our Stock Grants. In February 2008, we eliminated all change-in-control severance agreements with our executive officers. Under our equity plans, all participants, including our executive officers, would receive cash payments equal to the value of their outstanding stock awards if, following a change in control, they are terminated other than for Cause or resign for Good Reason (as defined in our stock grants). Additionally, two-thirds of the sign-on stock options and restricted securities issued to Mr. Thain and Mr. Chai become vested and exercisable upon a change in control of the Company and the remainder may also vest and become exercisable if the price paid in the transaction meets or exceeds the relevant stock price hurdles provided for in their grant agreements. Under the terms of Mr. Thain’s agreement, he also will be entitled to tax gross-up payments if he is subject to excise taxes in the event of a change in control of Merrill Lynch. See “Potential Payments upon Termination or Change in Control” in this Proxy Statement.

Discussion of 2007 Compensation Determinations

As mentioned above, due to changes in our executive management, the following discussion of 2007 compensation consists of three distinct categories: (i) departure arrangements for former executives (Mr. O’Neal, Mr. Kim and Mr. Fakahany); (ii) sign-on arrangements for Mr. Thain and Mr. Chai, our new CEO and CFO, respectively; and (iii) compensation decisions and retention arrangements for Mr. Fleming, Mr. McCann and Mr. Edwards.

I. Departure of Former Executives

Departure of Mr. O’Neal. Merrill Lynch’s former Chairman and CEO, Mr. O’Neal, resigned effective October 30, 2007. On that date, the Company entered into a limited agreement with Mr. O’Neal to cover the terms of his departure. The agreement, which does not provide Mr. O’Neal with any additional compensation, was reached after careful deliberation by the Board of Directors and designed to balance the circumstances of Mr. O’Neal’s departure and the performance of the Company with the need for closure and a rapid transition to new management. Under the agreement:

•	Mr. O’Neal did not receive any cash severance payment or bonus compensation for 2007.

•

Consistent with the pre-existing terms of all relevant agreements based upon Mr. O’Neal’s age and length of service, Merrill Lynch confirmed that Mr. O’Neal’s resignation would be treated as retirement for all purposes (including the treatment of outstanding unvested grants of stock-based compensation and Mr. O’Neal’s executive annuity agreement).

•

The Company agreed to waive the six-month notice requirement for termination and amended his existing covenant agreement to provide for an 18-month period of non-competition with specified competitors. All other covenants contained in the covenant agreement remain in place.

•	The agreement provided that Merrill Lynch would provide Mr. O’Neal with an office and an executive assistant for up to three years.

Merrill Lynch 2008 Proxy Statement	page 32

In reaching this agreement, the Board retained and was advised by an independent compensation consultant and independent legal counsel.

The following table summarizes the amounts to which Mr. O’Neal was entitled as of the date of his termination (valued as of the close of business on October 29, 2007 and as of 2007 year-end). All of the following represent awards and benefits that had been previously earned for prior service and disclosed in our Proxy Statements for prior years. Mr. O’Neal did not receive any incentive compensation for 2007 or any severance benefit.

	Unvested Equity and Unexercised Stock Options(1)	Retirement Benefits(2)	Deferred Compensation Balances(3)	Total

Value at Termination	$131.4 million	$24.7 million	$5.4 million	$161.5 million
Value at 2007 Year-end	89.2 million	23.6 million	5.2 million	117.9 million

(1)

This column represents the values (as of termination and fiscal year-end) of unvested restricted shares/units and the in-the-money value of unexercised stock options that Mr. O’Neal received as compensation for years prior to 2007. The fiscal year-end value at December 28, 2007 is based on the closing stock price ($52.97) on that date.

(2)

This column shows the actuarial present values (as of termination and fiscal year-end) of future payments under the executive annuity agreement and his balances under the Company’s broad-based 401(k) Savings and Investment Plan (401(k) Plan), Employee Stock Ownership Plan and Retirement Accumulation Plan. Amounts shown as at fiscal year-end represent the amounts calculated using the assumptions disclosed in footnote 1 to the “Pension Benefits” table in this Proxy Statement and those used in footnote 12 to the Consolidated Financial Statements included in our 2007 Annual Report. Retirement benefits at year end do not include 401(k) or retirement accumulation plan balances that were paid upon Mr. O’Neal’s retirement in accordance with terms of his previous elections under these plans.

(3)

This column shows the values (as of termination and fiscal year-end) of compensation previously deferred by Mr. O’Neal under voluntary deferred compensation plans. Mr. O’Neal elected to defer these amounts from cash bonus awards in past years, as discussed further in the “Non-Qualified Deferred Compensation” table and related notes in this Proxy Statement.

Departures of Mr. Kim and Mr. Fakahany. Mr. Kim served as Executive Vice President and Co-Head of Global Markets and Investment Banking until May 2007 and left the Company on November 16, 2007. In January 2008, Mr. Fakahany informed the Company of his decision to retire from the Company and resigned as Co-President and Co-Chief Operating Officer of Merrill Lynch effective February 1, 2008. Mr. Fakahany received no cash or stock bonus for performance in 2007. He will remain a salaried employee of the Company through the end of the six-month notice period provided for in his covenant agreement. The Company has entered into severance discussions with each of Mr. Kim and Mr. Fakahany, but no agreements have been reached. Any agreement with Mr. Kim or Mr. Fakahany will be subject to review and approval by the MDCC.

II. Hiring of Mr. Thain and Mr. Chai

Following Mr. O’Neal’s departure, the Board of Directors formed a search committee consisting of independent directors and chaired by Mr. Cribiore, to identify and evaluate chief executive officer candidates from within and outside of the Company. After a comprehensive search, the Board decided to make an offer of employment to Mr. Thain who, prior to his joining Merrill Lynch, was CEO of NYSE Euronext, Inc. (NYSE Euronext). On November 14, 2007, the Company announced that Mr. Thain had been elected as a Director and appointed Chairman and CEO of Merrill Lynch effective December 1, 2007. In connection with the announcement, Merrill Lynch entered into an agreement with Mr. Thain that covered the terms on which he would join Merrill Lynch. The agreement was approved by the Board after considering advice from its independent compensation consultant and independent counsel. The terms of the agreement cover: (i) base salary; (ii) a cash bonus for fiscal year 2007, in recognition that Mr. Thain would not receive a bonus from NYSE Euronext for 2007 and as an incentive to join Merrill Lynch; (iii) Merrill Lynch stock options and restricted units to replace forfeited NYSE Euronext equity awards with the same value and the same vesting, exercise and other terms as the forfeited awards; and (iv) sign-on restricted units and stock options. In structuring the compensation proposal, the Board believed it was important to provide a compensation package that was sufficient to attract Mr. Thain while simultaneously providing strong incentives for future performance. It therefore structured his sign-on stock options to include performance-based vesting requirements for two-thirds of the options. See the “Grants of Plan-Based Awards” table in this Proxy Statement for a complete description of the performance features of Mr. Thain’s stock options. Mr. Thain’s agreement specifies that he will not be entitled to any severance or pension benefits (other than under broad-

based tax-qualified plans) and will not be entitled to a change-in-control severance agreement or any non-broad-based perquisites, other than a car and driver, and will only be provided use of the Company aircraft for business purposes. Mr. Thain will be entitled to gross-up payments if he is subject to excise taxes in the event of a change in control of Merrill Lynch.

On December 3, 2007, Merrill Lynch announced that Mr. Chai who, prior to joining Merrill Lynch, was CFO of NYSE Euronext had been appointed Executive Vice President and CFO of Merrill Lynch effective December 10, 2007. Merrill Lynch entered into an agreement with Mr. Chai that covered the terms on which he would join Merrill Lynch. The terms of the agreement cover: (i) base salary; (ii) a bonus for fiscal year 2007 in recognition that Mr. Chai would not receive a bonus from NYSE Euronext for 2007 and as incentive to join Merrill Lynch; (iii) Merrill Lynch stock options and restricted shares to replace forfeited NYSE Euronext equity awards with the same present value and the same vesting, exercise and other terms as the forfeited awards; and (iv) sign-on restricted stock and stock options. It was agreed that Mr. Chai’s sign-on bonus would be paid at the end of January and delivered 50% in cash and 50% in restricted units so that it would be consistent with our normal annual bonus practices.

The agreements with Mr. Thain and Mr. Chai do not provide for specified terms of employment or for any guaranteed bonus payments for future years. In accordance with our normal annual bonus practices, future bonus compensation for Mr. Thain and Mr. Chai will be determined annually by the MDCC. Mr. Thain and Mr. Chai also signed standard Merrill Lynch covenant agreements, which provide for a six-month notice period prior to termination of employment and limitations on hiring or soliciting employees or competing with Merrill Lynch post termination as described in the “Restrictive Covenant Agreements” section in this Proxy Statement. For additional details on Mr. Thain’s and Mr. Chai’s compensation, see “Summary Compensation Table” and “Grants of Plan-Based Awards” table in this Proxy Statement.

III. Determination of 2007 Compensation for Continuing Executive Officers

In accordance with its Board-approved charter, the MDCC developed its 2007 compensation determinations with two primary objectives in mind: (i) to pay appropriately for the Company’s 2007 performance; and (ii) to retain key talent who would be important to the Company’s future performance. As described in “Corporate Governance — Board Committees — The Management Development and Compensation Committee — Setting Annual Performance Objectives” in this Proxy Statement, at the beginning of the year, management, in a dialogue with the MDCC, sets a series of specified financial, strategic and leadership goals for the Company and individual business units. These objectives were shared with the full Board after formal approval by the MDCC. Over the course of the year, management provides the MDCC with regular updates on the progress of performance against these objectives.

Merrill Lynch reported a full-year 2007 net loss from continuing operations of $8.6 billion, or $10.73 per diluted share. The Company’s substantially reduced performance was primarily driven by significant declines in its Fixed Income, Currencies and Commodities (FICC) net revenues for the second half of the year, which more than offset record full-year net revenues in Equity Markets and Investment Banking (IBK) (within Global Markets and Investment Banking (GMI)) and Global Wealth Management (GWM), and record first-half net revenues in FICC. Strong performances in most of the Company’s businesses were overwhelmed by more than $20 billion of write-downs and credit valuation adjustments relating to U.S. ABS CDOs and U.S. sub-prime residential mortgages and related securities. At meetings in December 2007 and January 2008, the MDCC reviewed the 2007 results. During these meetings, the MDCC determined that while many of the Company’s businesses had performed well, the financial performance of the Company as a whole had to be the dominant consideration in formulating its compensation determinations. The MDCC reviewed its conclusions with Mr. Thain who concurred.

The MDCC made its 2007 annual compensation decisions at a private session on January 28, 2008. The MDCC determined that, because of the Company’s overall financial performance, no cash or stock incentive compensation would be paid to continuing executive officers for performance in 2007. The MDCC noted that members of executive management who remain with the Company had performed well against many of their objectives, managed the Company through the challenges of the second half of 2007 and guided it through a critical transition to new leadership. However, the MDCC concluded that the dramatic impact of the Company’s overall financial performance outweighed these positive considerations for the year.

Merrill Lynch 2008 Proxy Statement	page 34

Summary of MDCC’s 2007 Compensation Determinations

New Executives	Salary(1)	Sign-On Bonus(2)	Sign-on Restricted Shares / Units(3)	Sign-on Stock Options(3)

John A. Thain	$57,692	$15,000,000	500,000	1,800,000
Nelson Chai	34,615	2,500,000	90,000	270,000

Continuing Executives	Salary	Cash Bonus	Stock Grant

Gregory J. Fleming	$350,000	$0	$0
Robert J. McCann	350,000	0	0
Jeffrey N. Edwards	275,000	0	0

Former Executives	Salary(1)	Cash Bonus	Stock Grant	Severance Payment

E. Stanley O’Neal	$584,231	$0	$0	$0
Ahmass L. Fakahany	350,000	0	0	(4)
Dow Kim	309,315	0	0	(4)

(1)

Salary amounts for Mr. Thain and Mr. Chai represent pro rata amounts paid to them in December 2007. Salary amounts for Mr. O’Neal and Mr. Kim reflect 2007 amounts that were paid until they left Merrill Lynch in October and November 2007, respectively.

(2)	Mr. Thain’s bonus was paid in cash in December 2007. Mr. Chai’s bonus was paid 50% in cash and 50% in Merrill Lynch restricted units at the end of January 2008.

(3)

These columns reflect sign-on stock grants made to Mr. Thain and Mr. Chai when they joined Merrill Lynch but not replacement grants made to replace forfeited stock grants from their former employer. For the value and terms and conditions of stock grants made in 2007 see “Grants of Plan-Based Awards” table in this Proxy Statement.

(4)	The Company has entered into severance discussions with Mr. Kim and Mr. Fakahany but no agreements have been reached.

This table is designed to show the principal determinations made by the MDCC regarding 2007 compensation for the named executive officers and does not include all the information required to be shown with respect to 2007 in the Summary Compensation Table. This table is not a substitute for the “Summary Compensation Table” on page 38 of this Proxy Statement. The Summary Compensation Table includes elements of compensation not shown above, including accounting recognition of stock awards made in prior years and in 2007, change in pension values and non-qualified deferred compensation earnings and the Company’s cost of perquisites and other benefits.

Retention Grants

In connection with evaluating compensation for 2007, the MDCC also considered the need to create incentives to retain the continuing members of the management team. The MDCC discussed with Mr. Thain the importance of promoting the continuity of the management team to face the continued challenging market conditions in 2008 and to help solidify existing and new members of management into a high-performance team. The MDCC concluded that stock options were the most appropriate vehicle for providing forward-looking incentives to the continuing members of management and that they should have significant additional performance features similar to the sign-on stock option grants made to Mr. Thain and Mr. Chai.

Grant Conditions. To ensure significant retention value, the grants do not vest, will not be exercisable and will not be subject to retirement treatment prior to January 28, 2010. One-third of the stock options granted will become exercisable after January 28, 2010. The remaining two-thirds of stock options granted will become exercisable after that date only if specified stock price targets are achieved at any time after the grant date as follows: (i) the second third of the total grant will become exercisable if the average closing price of Merrill Lynch common stock over any 15-day trading period reaches $80 per share; and (ii) the last third of the total grant will become exercisable if the average closing price of Merrill Lynch common stock over any 15-day trading period reaches $100 per share. The exercise price of all of the stock options is $55.593, the fair market value of Merrill Lynch’s common stock on January 28, 2008, the date of grant.

The grants will be subject to retirement treatment after January 28, 2010, subject to applicable age and length of service requirements and continued compliance with non-competition and other covenants. In addition, if the executive is terminated by the Company without cause, he or she will be entitled to retain the grants, subject to the same covenants. However, the timing and terms of exercise will remain the same, including the stock price hurdles applicable to the performance tranches.

Grant Amounts. The MDCC also discussed with Mr. Thain the appropriate size of the stock option grants that should be considered for each executive. They agreed that the grants should provide: (i) a meaningful incentive for executives to remain with the Company in light of potential competitive pressures; and (ii) a significant driver of future performance. To determine the appropriate level, the MDCC considered each executive’s current position with and expected ongoing contribution to the Company as well as the executive’s prior compensation levels. The MDCC determined that the size of the awards should bear a reasonable relationship to past compensation opportunities (but with a significant discount) in order to reflect each individual’s relative value to the Company going forward and provide substantial retention value. Additionally, the MDCC focused on the key terms of the grants to ensure they are appropriately forward looking and aspirational. Following these discussions and consideration of the key terms of the awards, the MDCC approved onetime stock option grants to certain executive officers, including the continuing named executive officers, Mr. Fleming, Mr. McCann, and Mr. Edwards. Specifically, the following grants were approved for the named executive officers:

Name	Options(1)

Gregory J. Fleming, President and Chief Operating Officer	1,187,200
Robert J. McCann, Executive Vice President, Vice Chairman, President Global Wealth Management	971,346
Jeffrey N. Edwards, Senior Vice President, former Chief Financial Officer	269,819

(1)

The number of options was determined by taking the pre-determined dollar value for the grant, dividing it by the fair market value of our stock on the date of grant ($55.593) and multiplying by three. The 3-to-1 ratio was based on the valuation of our stock options, which values a non-transferable option between one-third and one-quarter of the value of the underlying share. The MDCC applied a more conservative 3-to-1 ratio. See footnote 13 to the Consolidated Financial Statements in our 2007 Annual Report for an explanation of the assumptions used in our valuation model.

Tax, Accounting and Regulatory Factors

Recognition of Accounting Expense for Stock-Based Compensation. As required by SEC rules, the “Stock Awards” and “Option Awards” columns in the “Summary Compensation Table” in this Proxy Statement reflect the aggregate expense recognized in the Company’s financial statements for the specified fiscal year for all of the named executives’ outstanding stock and option awards, regardless of when they were granted. These amounts are also included in the “Total” column. As a result, the amounts in these columns are significantly affected by accounting rules relating to the timing of expense recognition for stock-based compensation and may be more or less than the value of any awards granted by the MDCC for performance in the specified fiscal year. These amounts should be reviewed in conjunction with the footnotes to the “Summary Compensation Table” in this Proxy Statement.

Career retirement eligibility significantly affects the timing of expense recognition for stock-based compensation. Under FAS 123(R), which was adopted by the Company in early 2006, we accrue 100% of the financial expense of grants made to employees who are or will be eligible for career retirement on the date of grant in the year prior to the year in which the grants are made (the year in which the related services are being performed). Grants made to employees who are not eligible for career retirement are expensed over a four-year vesting period or, if shorter, the time remaining until career retirement eligibility is reached (this shorter period is known as the service period). With respect to stock awards that were career retirement eligible before we adopted FAS 123(R), we are required to continue to recognize the expense over the vesting period (and the table includes expense relating to a number of pre-2006 grants to executives). As a consequence of these rules, the recorded expense for individual employees may differ significantly depending on their personal circumstances, and this may have an impact on the amounts reported in the Summary Compensation Table for individual executive officers.

The expense recognition for stock and option awards had the following significant effects on the Summary Compensation Table as follows:

For Fiscal Year 2007

•

100% of the remaining unamortized expense of all outstanding career retirement eligible awards to Mr. O’Neal and Mr. Kim was recognized in 2007 as a result of the termination of their employment and is reflected for 2007.

Merrill Lynch 2008 Proxy Statement	page 36

•

More than 90% of the stock grant awarded to Mr. Fleming in January 2007 for performance in 2006 was expensed in 2007 because he became career retirement eligible in January 2008. In contrast, the 2006 awards for Mr. McCann, Mr. Edwards and Mr. Fakahany had already been expensed in 2006 because they were eligible for career retirement at that time.

•	Since no bonuses were paid to executives for performance in 2007, no amounts were expensed in 2007 for stock awards to employees eligible for career retirement.

For Fiscal Year 2006

•

With the adoption of FAS 123(R) in 2006, we were required to record 100% of the expense related to stock awards for the 2005 performance year for employees eligible for career retirement, including Mr. McCann, Mr. Edwards, Mr. O’Neal and Mr. Fakahany. After the accounting change, we also started accruing the full value of the 2006 performance year stock awards (which were made in January 2007) during 2006. As a result, we recognized the expense of 100% of both the 2005 and 2006 stock awards in 2006 for these employees, which expense is reflected in the “Stock Awards” column of the “Summary Compensation Table” in this Proxy Statement.

•

For Mr. Fleming and Mr. Kim, we expensed the full value of the stock awards for performance in 2005 in fiscal year 2006. However, because they would not be eligible for career retirement as of January 2007, we were not permitted to expense any of their 2006 stock awards in 2006.

Internal Revenue Code Section 162(m). We try to maximize the amount of compensation that is deductible for tax purposes under Section 162(m) of the Internal Revenue Code and related regulations (Section 162(m)). We use a shareholder-approved formula to determine the maximum amount of cash bonuses and restricted stock awards that we are able to pay as annual bonus compensation to executive officers with the title of Chairman, CEO, President, Executive Vice President or Vice Chairman. Amounts paid under this formula qualify as deductible compensation expense under Section 162(m). This formula imposes a limit of 1% of our pre-tax profit as the maximum cash and restricted stock amount that can be paid as annual bonus to an individual executive for any fiscal year. Under the formula, the MDCC has negative discretion to pay amounts that are less than, but not more than, the formula amounts. Each year, the MDCC certifies that the year-end annual bonus compensation for the prior fiscal year, to be delivered in cash and restricted stock or units, complies with the performance-goal formula approved by shareholders. In practice, the formula operates as a cap on annual incentive compensation paid in cash or restricted stock, and the MDCC generally exercises negative discretion to pay amounts that are significantly lower than the formula amounts. Options issued with an exercise price at market are considered to be performance-based compensation under Section 162(m) and are not subject to this limit, although our stock plan limits the number of stock options that may be granted to any individual executive in any year to four million.

Compensation Tables

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards (includes amortization of prior year stock awards)(2)	Option Awards (includes amortization of prior year option awards)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5)		All Other Compensation(6)	Total (includes amortization of prior year stock and option awards)

John A. Thain (7)
Chief Executive Officer	2007	$57,692	$15,000,000	$902,966	$1,342,503	$	n/a	$4,449	$17,307,610

Nelson Chai (8)
Executive Vice President
& Chief Financial Officer	2007	34,615	1,250,000	173,456	219,369		n/a	55	1,677,495

Gregory J. Fleming
President & Chief	2007	350,000	—	26,444,576	315,222		50,511	202,343	27,362,652
Operating Officer	2006	350,000	13,250,000	19,526,191	471,682		165,375	119,875	33,883,123

Robert J. McCann	2007	350,000	—	3,795,238	318,698		303,577	268,081	5,035,594
Executive Vice President	2006	350,000	8,850,000	31,716,357	513,398		955,489	155,817	42,541,061

Jeffrey N. Edwards (9)
Former Chief Financial	2007	275,000	—	2,159,215	185,788		—	18,014	2,638,017
Officer	2006	270,833	5,625,000	21,974,472	366,577		—	14,719	28,251,601

E. Stanley O’Neal (10)
Former Chief Executive	2007	584,231	—	22,011,086	809,217		308,361	593,691	24,306,586
Officer	2006	700,000	18,500,000	66,780,100	3,070,531		1,949,455	375,298	91,375,384

Ahmass L. Fakahany (11)
Former Co-President &	2007	350,000	—	3,745,116	299,619		—	187,452	4,582,187
Co-Chief Operating Officer	2006	350,000	11,650,000	38,190,936	560,378		—	102,834	50,854,148

Dow Kim (12)
Former Executive	2007	309,615	—	13,521,798	489,764		31,032	130,650	14,482,859
Vice President	2006	350,000	14,450,000	24,584,183	760,182		60,759	65,203	40,270,327

n/a = not applicable

(1)

The amounts reported for Mr. Thain and Mr. Chai represent cash sign-on payments. As described in “Compensation Discussion and Analysis” of this Proxy Statement, Mr. Chai received a total sign-on bonus of $2,500,000, payable 50% in cash and 50% in Merrill Lynch restricted stock in January 2008. No expense was recorded in 2007 for the stock portion of Mr. Chai’s sign-on bonus. No other bonuses were paid to executive officers for 2007.

(2)

For 2007, this column includes expenses recognized in our 2007 financial statements for all stock awards, regardless of when they were granted. No stock bonus awards were made for performance in 2007. The amounts shown for 2007 include: (i) a portion of the expense relating to sign-on and replacement grants made to Mr. Thain and Mr. Chai in December 2007; (ii) substantially all of the expense of the 2006 stock bonus paid to Mr. Fleming in January 2007 based on his reaching career retirement eligibility in early 2008; (iii) the acceleration of all remaining unamortized expense on stock awards made in prior years to Mr. O’Neal and Mr. Kim as a result of their departure from the Company in 2007; and (iv) expense related to awards made prior to 2006 to employees eligible for career retirement, which continue to be expensed over the service period. Mr. McCann, Mr. Edwards, Mr. O’Neal and Mr. Fakahany were all eligible for career retirement by the end of 2006; as a result, the 2006 amounts reported for these executives reflected the full grant date fair value of the stock bonus awards for 2005 and 2006, as well as additional amounts for prior years, which had the effect of significantly increasing the amounts shown for 2006. In contrast, most of the 2006 stock bonus award for Mr. Fleming was expensed in 2007. Because the amounts in this column were materially affected by accounting factors, you should refer to “Compensation Discussion and Analysis — Tax, Accounting and Regulatory Factors” in this Proxy Statement and the following table.

Merrill Lynch 2008 Proxy Statement	page 38

The following table details amounts recognized as expense relating to stock awards in our 2007 financial statements.

	Stock Award Grant Year

Name	2003(a)		2004(a)		2005(a)		2006(a)		2007(b)	Total Amount Expensed

Mr. Thain	$	n/a	$	n/a	$	n/a	$	n/a	$902,966	$902,966
Mr. Chai		n/a		n/a		n/a		n/a	173,456	173,456
Mr. Fleming		29,448		1,190,447		2,132,670		4,691,988	18,400,022	26,444,576
Mr. McCann		—		1,190,447		1,881,777		723,014	—	3,795,238
Mr. Edwards		34,028		660,116		960,691		504,380	—	2,159,215
Mr. O’Neal		100,121		3,009,206		16,360,940		2,540,820	—	22,011,086
Mr. Fakahany		49,079		1,091,245		1,881,777		723,014	—	3,745,116
Mr. Kim (c)		57,586		1,827,008		5,749,834		5,887,370	—	13,521,798

n/a = not applicable

(a)

Amounts relating to restricted stock awards granted in prior years were reflected in the Summary Compensation Table in each of our 2004, 2005, 2006 and 2007 Proxy Statements for a number of the named executive officers. MP units granted at the beginning of 2006 were described in the 2006 and 2007 Proxy Statements. Mr. Edwards’ compensation was not required to be disclosed in the Summary Compensation Table prior to 2007.

(b)

Our 2007 Consolidated Financial Statements include the 2007 amortized amount of sign-on grants to Mr. Thain and Mr. Chai and accrued expense for substantially all of the value of Mr. Fleming’s 2007 stock bonus award for 2006 performance based on his reaching career retirement in early 2008. Mr. O’Neal’s annual incentive bonus paid in 2005 for 2004 performance was delivered entirely in restricted stock. The remaining expense related to this grant as well as other past grants was recognized in 2007 due to his departure.

(c)

Mr. Kim forfeited his 2006 year-end grant of restricted shares when his employment terminated prior to reaching career retirement under the terms of the grant. As a result, our 2007 Consolidated Financial Statements do not include $12,624,999 that would otherwise have been expensed. The remaining expense relating to grants for prior years was recognized in 2007 due to his termination.

Restricted shares convey to the holder the rights of a shareholder, including the right to vote and receive dividends, but are subject to forfeiture and may not be sold or transferred during the applicable vesting period. See footnote 13 to the Consolidated Financial Statements included in our 2007 Annual Report for an explanation of the assumptions used in the FAS 123(R) valuation.

(3)

The following table details amounts recognized as expense relating to stock option awards in our 2007 financial statements. No stock option expense is shown for 2005 and 2006 because no stock option grants were made in those years.

	Stock Option Grant Year

Name	2003(a)		2004(a)		2007(b)	Total Amount Expensed

Mr. Thain	$	n/a	$	n/a	$1,342,503	$1,342,503
Mr. Chai		n/a		n/a	219,369	219,369
Mr. Fleming		14,224		300,999	—	315,222
Mr. McCann		17,700		300,999	—	318,698
Mr. Edwards		16,435		169,352	—	185,788
Mr. O’Neal		48,359		760,858	—	809,217
Mr. Fakahany		23,705		275,914	—	299,619
Mr. Kim		27,814		461,951	—	489,764

n/a = not applicable

(a)

For all of the executives except Mr. Edwards, these options were reflected in full in our 2004 and 2005 Proxy Statements, respectively, under the “Securities Underlying Options” column in the Summary Compensation Table and the value of these grants was reflected in the “Stock Option Grants Made in Last Fiscal Year” table. Mr. Edwards’ compensation was not required to be disclosed in the Summary Compensation Table in those years.

(b) Our 2007 Consolidated Financial Statements include the 2007 amortized amount of option awards granted as part of the sign-on arrangements for Mr. Thain and Mr. Chai.

See footnote 13 to the Consolidated Financial Statements included in our 2007 Annual Report for an explanation of the assumptions used in the FAS 123(R) valuation.

(4)

This column shows the increase in the value of deferred compensation accounts benchmarked to private equity funds under Merrill Lynch’s voluntary deferred compensation plans — for 2007, $50,511 for Mr. Fleming; $303,577 for Mr. McCann; $308,361 for Mr. O’Neal; and $31,032 for Mr. Kim. These amounts reflect the change in the value of the executives’ accounts at fiscal-year end over the value of the executives’ accounts at the end of the prior fiscal year and include any distributions made during the relevant fiscal year. The amounts are benchmarked to private equity funds that experienced rates of return based on the performance of their underlying investments in the relevant fiscal year. We have provided notional leverage (up to 200% of the participant’s investment) with respect to one of these investments and hold the investments directly to hedge our promise to pay the return. For details of this program, see the “Non-Qualified Deferred Compensation” table in this Proxy Statement.

(5)

The 2007 amount reported in this column for Mr. O’Neal does not include a decrease of $1,153,664, representing the change from September 30, 2006 to September 30, 2007 in the actuarially determined present value of the future annuity payments due to Mr. O’Neal at retirement under the terms of his Executive Annuity Agreement described below. The assumptions used in determining the present value of these future payments under the Executive Annuity Agreement are as follows: (a) the present value of the accrued benefit as of September 30, 2007 is based on a discount rate of 6.00%; (b) the present value of the accrued benefit as of September 30, 2006 is based on a discount rate of 5.50%; (c) both values use assumed life expectancy based on RP-2000 mortality tables with white collar adjustment projected to 2012; (d) both values assume the annuity is paid as a 100% joint and survivor annuity; and (e) both values reflect an offset of Mr. O’Neal’s assumed social security benefit and retirement and annuity payments under Merrill Lynch retirement plans as required under the Executive Annuity Agreement. These assumptions are the same as those used in footnote 12 to the Consolidated Financial Statements included in our 2007 Annual Report. For further details, see footnote 1 to the “Pension Benefits” table in this Proxy Statement. For information on 2006 amounts for Mr. O’Neal, see footnote 5 to the “Summary Compensation Table” in our 2007 Proxy Statement.

In 1988, we terminated our broad-based defined benefit plan. In order to pay vested benefits, we purchased a group annuity contract under which certain named executive officers have balances. The value of this benefit decreased in 2007 by $6,642, $185, $1,325 and $290 for Mr. McCann, Mr. Edwards, Mr. O’Neal, and Mr. Fakahany, respectively. These amounts are changes in present values of accrued benefits from September 30, 2006 to September 30, 2007 assuming different probabilities of optional forms of payment (10% as a single life annuity, 45% as a 50% joint and survivor annuity and 45% as a 100% joint and survivor annuity), payment commencement at age 65 and life expectancy based on RP-2000 mortality tables with white collar adjustment projected to 2018. These amounts also assume a discount rate of 6.00% as of September 30, 2007 and 5.50% as of September 30, 2006. These assumptions are the same as those used in footnote 12 to the Consolidated Financial Statements included in our 2007 Annual Report except that, as required by the SEC, there is no assumption for mortality or other termination of employment before assumed retirement.

(6)

For 2007 the “All Other Compensation” column includes: perquisites and other personal benefits; life insurance premiums paid by the Company; contributions made by the Company under our 401(k) Plan and our broad-based defined contribution retirement plan; and Hart-Scott-Rodino (HSR) filing fees and associated tax gross-ups, as detailed below:

	Perquisites		Life Insurance Premium(b)		Defined Contribution Plan(d)	Hart-Scott-Rodino
				401(k) Contribution(c)
Name	Car Service(a)	Aircraft(a)				Filing Fees(e)	Tax Gross-up(f)	Total

Mr. Thain	$4,394	$—	$55	$—	$—	$—	$—	$4,449
Mr. Chai	—	—	55	—	—	—	—	55
Mr. Fleming	44,775	69,763	660	2,000	9,000	45,000	31,145	202,343
Mr. McCann	47,224	126,734	660	2,000	13,500	45,000	32,963	268,081
Mr. Edwards	—	1,854	660	2,000	13,500	—	—	18,014
Mr. O’Neal	209,455	147,830	550	2,000	13,500	125,000	95,356	593,691
Mr. Fakahany	50,362	43,852	660	2,000	11,250	45,000	34,328	187,452
Mr. Kim	30,697	18,020	605	2,000	—	45,000	34,328	130,650

(a)

We provide cars and trained security drivers to the named executive officers, other than Mr. Edwards. We provide these benefits to our executives for personal security, consistent with a study conducted by a third-party security consultant, and to maximize use of our executives’ time. We believe these security and efficiency objectives justify the associated costs. We also provided car service to Mr. O’Neal’s family during the portion of 2007 that he served as CEO. Effective December 2007, personal use of the Company aircraft is no longer provided. Prior to that date, we required Mr. O’Neal to use Company-provided aircraft for air travel and permitted other executives to use our aircraft for personal travel when not needed for business purposes.

The cars are used for commuting as well as for business and personal travel. In general, the executives reimburse the Company for the cost of the cars they use through monthly payroll deductions in an amount determined under Internal Revenue Service guidelines. Amounts in the table represent the cost, if any, of providing the cars, net of this reimbursement and the portion of the drivers’ time allocable to personal use, which we have determined was approximately 25% for the executives’ drivers and 100% for the driver that was assigned to Mr. O’Neal’s family.

In calculating the incremental cost of the personal use of Company aircraft, the following expenses are included:

	•	The fuel rate multiplied by the number of flight hours.

	•	Pilot expenses related directly to the personal flight - hotels, meals, transportation to and from the airport, commercial flights (crew related expenses).

Merrill Lynch 2008 Proxy Statement	page 40

•

Aircraft expenses related directly to the personal flight - cleaning, catering, beverage requests, landing fees, hangar, ramp fee, customs, de-icing, flight phone, flight planning, international planning and ground handling charges.

We have long-term contracts for use of fractional aircraft, primarily for business travel. When the use of fractional aircraft is more economical or efficient, the Company may supply fractional aircraft for personal use instead of using Company aircraft. In those cases, the incremental cost is the contracted per-hour fractional cost, plus any fuel surcharges, additional catering or landing fees, taxes and segment fees.

(b)

Annual premiums totaled $660 for each of Mr. Fleming, Mr. McCann, Mr. Edwards and Mr. Fakahany for term life insurance policies provided to all employees. The amounts for Mr. Thain, Mr. Chai, Mr. O’Neal and Mr. Kim reflect prorated annual premium payments made for a partial year of service.

(c)

Contributions to the 401(k) are capped at $2,000 for employees with more than $300,000 of eligible cash compensation, as defined by our 401(k) Plan. Contributions to our broad-based defined contribution plan are based on length of service with the Company as well as compensation levels.

(d) Annual contributions to our broad-based defined contribution plan are based on length of service with the Company as well as compensation levels.

(e)

Because restricted shares to be granted to Mr. Fleming, Mr. McCann, Mr. O’Neal, Mr. Fakahany and Mr. Kim in early 2007 were expected to increase the value of their Merrill Lynch stock holdings over limits stated in the HSR Antitrust Improvement Act, these executives were required to make HSR filings in early 2007 prior to the delivery of their stock bonus awards for performance in 2006. The amounts included as imputed income for each of these executives reflect Merrill Lynch’s payment of the HSR filing fees ($45,000 for each executive except Mr. O’Neal for whom the fee was $125,000).

(f) The amounts shown in this column are tax gross-ups for the imputed income associated with HSR filing fees paid by the Company as described in (e) above.

Because the FAS 123(R) value of Merrill Lynch’s restricted shares and MP units is based on the fair market value of Merrill Lynch’s common stock, which includes an expectation of a future stream of dividends, amounts paid as dividends or dividend equivalents on outstanding equity awards are not included in the “All Other Compensation” column.

We allow select senior employees, including the named executive officers, to co-invest with the Company in certain of its principal investments. No management fees are charged but executives pay for the relevant administrative expenses. As a result, no incremental cost has been reported in the “All Other Compensation” column.

(7)	Mr. Thain joined the Company as Chairman and CEO on December 1, 2007.

(8)	Mr. Chai joined the Company as Executive Vice President and CFO on December 10, 2007.

(9)	Mr. Edwards was CFO until December 7, 2007. He remains with the Company in a non-executive officer capacity.

(10)	Mr. O’Neal was CEO until his retirement from the Company on October 30, 2007.

(11)	Mr. Fakahany was Co-President and Co-Chief Operating Officer until his resignation effective February 1, 2008.

(12)	Mr. Kim was Executive Vice President until May 16, 2007. He served the Company in an advisory capacity until his employment terminated on November 16, 2007.

Grants of Plan-Based Awards

This table shows the total grant date fair value of all stock and option grants made to named executive officers during fiscal year 2007. The grants to Mr. Thain and Mr. Chai represent sign-on and replacement grants they received upon joining the Company (as described in footnotes below). The grants to other named executive officers were annual stock bonus grants for performance year 2006 (last year’s bonus cycle) and they received no annual grants made for performance year 2007. The grants in this table may be recognized as an expense in our financial statements over the course of one or more fiscal years, depending on the executive’s eligibility for career retirement. The portion of the total value of grants in this table that was amortized or recorded in our Consolidated Financial Statements in 2007 is reflected in the “Summary Compensation Table” and related footnotes in this Proxy Statement.

Name	Grant Date	Restricted Stock/ Units; Number of Shares of Stock(1)(2)	Stock Options Number of Securities Underlying Options(3)	Exercise Price of Stock Options; ($/sh)(4)	Grant Date Fair Value(5)

John A. Thain	12/1/2007	46,304	—	$—	$2,798,151
	12/1/2007	500,000	—	—	30,215,000
	12/1/2007	—	42,815	60.43	733,421
	12/1/2007	—	1,800,000	60.43	34,284,000
Nelson Chai	12/10/2007	8,977	—	—	559,447
	12/10/2007	90,000	—	—	5,608,800
	12/10/2007	—	8,832	62.32	159,418
	12/10/2007	—	270,000	62.32	5,398,200
Gregory J. Fleming	1/22/2007	192,017	—	—	18,400,029
Robert J. McCann	1/22/2007	123,142	—	—	11,800,082
Jeffrey N. Edwards	1/22/2007	85,399	—	—	8,183,359
E. Stanley O’Neal	1/22/2007	279,677	—	—	26,800,049
Ahmass L. Fakahany	1/22/2007	166,972	—	—	16,000,092
Dow Kim	1/22/2007	210,801	—	—	20,200,006

(1)

Merrill Lynch delivers its annual stock grants in January for performance in the preceding fiscal year. Except for the sign-on and replacement grants to Mr. Thain and Mr. Chai, this column reflects the restricted stock grants made in January 2007 for performance in 2006. No annual stock grants were made for performance in 2007.

The amounts reported for Mr. Thain represent:

(a)

a replacement grant of 46,304 restricted units made to compensate Mr. Thain for his forfeiture of unvested equity of his former employer (these shares have the same value and vesting terms as the forfeited grant). The replacement restricted units vest in three equal installments (subject to rounding), on February 3, 2008, 2009 and 2010. These restricted units will vest if Mr. Thain is terminated for cause; and

(b)

a sign-on grant of 500,000 restricted units made in consideration of Mr. Thain accepting employment with Merrill Lynch. These sign-on restricted units will vest and be payable in shares of Merrill Lynch common stock in five equal installments on each of December 1, 2008, 2009, 2010, 2011 and 2012. These restricted securities will vest if Mr. Thain’s employment is terminated by Merrill Lynch other than for cause or if there is a change in control of the Company. For more details, see “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

The amounts reported for Mr. Chai represent:

(a)

a replacement grant of 8,977 shares of restricted shares made to compensate Mr. Chai for his forfeiture of unvested equity of his former employer (these shares have the same value and substantially the same vesting terms as the forfeited grant). These replacement restricted shares will vest in three equal installments (subject to rounding) on June 1, 2008, February 3, 2009 and 2010. These restricted shares will vest if Mr. Chai is terminated for cause; and

(b)

a sign-on grant of 90,000 restricted shares made in consideration of Mr. Chai accepting employment with Merrill Lynch. These sign-on restricted shares will vest on July 31, 2011. These restricted shares will vest if Mr. Chai’s employment is terminated by Merrill Lynch other than for cause or if there is a change in control of the Company. For more details, see “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

(2)

These grants were made as restricted units or restricted shares under Merrill Lynch’s Long-Term Incentive Compensation Plan. Restricted units represent the right to receive a share of Merrill Lynch common stock after the end of the vesting and/or restricted periods for such instruments. Restricted units do not have voting rights but receive dividend equivalents. Restricted shares convey all the rights of a shareholder, including the right to vote and receive dividends. Both restricted units and restricted shares are subject to forfeiture upon termination of employment and may not be sold or transferred during the vesting period. Grants to Mr. Fleming, Mr. McCann, Mr. Edwards, Mr. O’Neal, Mr. Fakahany and Mr. Kim were made in early January 2007 and vest in four equal

Merrill Lynch 2008 Proxy Statement	page 42

installments on each of January 31, 2008, 2009, 2010 and 2011. The grant to Mr. Kim was forfeited when his employment terminated prior to his reaching career retirement. As required by SEC rules, the amount reported for Mr. Kim shows the number and grant date fair value of such forfeited shares.

(3)	The amounts reported for Mr. Thain represent:

(a)

42,815 replacement stock options granted to compensate Mr. Thain for his forfeiture of earned, but not yet vested, options from his former employer (these options have the same value and vesting terms as the forfeited grants). These stock options will vest in three equal annual installments (subject to rounding), on February 3, 2008, 2009 and 2010 and also will vest and become exercisable if Mr. Thain’s employment is terminated by the Company other than for cause; and

(b)

1,800,000 sign-on stock options granted in consideration of Mr. Thain accepting employment with Merrill Lynch. These stock options will vest and become exercisable in three equal installments as follows: (i) one-third of these sign-on stock options will vest in two equal annual installments on the first two anniversaries of his start date, or, if earlier, upon a change in control of Merrill Lynch; (ii) an additional third will vest if the average of Merrill Lynch’s closing stock prices over any 15 consecutive trading days is at least equal to $80.43 (the sum of the exercise price plus $20), or, if earlier, upon a change in control in which the price paid per share of Merrill Lynch stock is at least equivalent to such sum; and (iii) the final third will vest if the average of Merrill Lynch’s closing stock prices over any 15 consecutive trading days is at least equal to $100.43 (the sum of the exercise price plus $40), or, if earlier, upon a change in control in which the price paid per share of Merrill Lynch stock is at least equivalent to such sum. Notwithstanding the above, in no event will these stock options become exercisable, whether or not vested, prior to the second anniversary of the start date, unless Mr. Thain is terminated without cause, dies or becomes disabled or if there is a change in control of the Company. In the event of Mr. Thain’s termination without cause or death, these stock options will fully vest and become exercisable. In the case of Mr. Thain’s disability or career retirement, the stock options will continue to vest over their stated vesting schedule subject to meeting the performance hurdles. For a description of the acceleration of these grants in connection with a change in control of the Company, see “Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

The amounts reported for Mr. Chai represent:

(a)

8,832 replacement stock options granted to compensate Mr. Chai for his forfeiture of earned, but not yet vested, options from his former employer (these options have the same value and vesting terms as the forfeited grants). These stock options will vest in three equal installments on February 3, 2008, 2009 and 2010 and also will vest and become exercisable if Mr. Chai’s employment is terminated by the Company other than for cause; and

(b)

270,000 sign-on stock options granted to Mr. Chai will vest and become exercisable in the same manner and proportions as described above for Mr. Thain’s sign-on stock options, except that the price hurdle for the two-thirds that are performance based are $82.32 and $102.32 (exercise price plus $20 and plus $40, respectively).

(4)

The exercise price is equal to the average of the high and low prices of our common stock on Mr. Thain’s and Mr. Chai’s respective start dates; however, because Mr. Thain’s start date of December 1, 2007 fell on a Saturday, the exercise price of his stock option grant was calculated on November 30, 2007, the trading day prior to his start date.

(5)

For the restricted share grants made on January 22, 2007, the amounts shown in this column represent the fair value in accordance with FAS 123(R) of the annual grants for 2006 performance as of the grant date. See footnote 13 to the Consolidated Financial Statements included in our 2007 Annual Report for an explanation of the methodology and assumptions used in the FAS 123(R) valuation.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards

Name	Number of securities underlying unexercised Options (exercisable)(1)	Number of securities underlying unexercised Options (unexercisable) (1)	Option Exercise Price(1)	Option Expiration Date	Aggregate Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5)

John A. Thain	—	42,815	$60.43000	2/3/2017
	—	1,800,000	60.43000	12/1/2017

Total	—	1,842,815			546,304	$28,937,723	—	$—
Nelson Chai	—	8,832	62.32000	2/3/2017
	—	270,000	62.32000	12/10/2017

Total	—	278,832			98,977	5,242,812	—	—
Gregory J. Fleming	32,748	—	77.56250	1/23/2011
	112,848	—	53.74500	1/28/2012
	50,392	—	36.06500	1/27/2013
	44,107	14,702	59.85000	1/26/2014

Total	240,095	14,702			665,336	35,242,848	97,087	183,667
Robert J. McCann	125,000	—	36.17187	1/25/2009
	152,630	—	43.78125	1/27/2010
	126,350	—	77.56250	1/23/2011
	133,188	—	53.74500	1/28/2012
	62,708	—	36.06500	1/27/2013
	44,107	14,702	59.85000	1/26/2014

Total	643,983	14,702			547,649	29,008,968	97,087	183,667
Jeffrey N. Edwards	28,202	—	36.17187	1/25/2009
	54,950	—	43.78125	1/27/2010
	57,245	—	77.56250	1/23/2011
	110,990	—	53.74500	1/28/2012
	58,228	—	36.06500	1/27/2013
	24,816	8,272	59.85000	1/26/2014

Total	334,431	8,272			346,175	18,336,890	67,729	224,222
E. Stanley O’Neal	381,580	—	43.78125	1/27/2010
	257,857	—	77.56250	1/23/2011
	753,770	—	39.80000	9/24/2011
	183,133	—	53.74500	1/28/2012
	171,328	—	36.06500	1/27/2013
	102,916	34,305	59.85000	1/26/2014

Total	1,850,584	34,305			1,375,607	72,865,903	—	—
Ahmass L. Fakahany	49,610	—	43.78125	1/27/2010
	47,382	—	77.56250	1/23/2011
	103,590	—	53.74500	1/28/2012
	83,984	—	36.06500	1/27/2013
	40,431	13,477	59.85000	1/26/2014

Total	324,997	13,477			603,574	31,971,315	97,087	183,667
Dow Kim	—	20,828	59.85000	1/26/2014

Total	—	20,828			609,430	32,281,507	—	—

(1)

Options shown in the table reflect grants made: (i) to Mr. Thain and Mr. Chai when they joined Merrill Lynch on December 1, 2007 and December 10, 2007, respectively; (ii) to other executives for years prior to 2004 as part of annual incentive compensation at meetings of the MDCC in January following the announcement of our earnings for the prior fiscal year; and (iii) a grant made to Mr. O’Neal at a meeting of the MDCC on September 24, 2001 following his appointment as President and Chief Operating Officer. In each case, the exercise price was equal to the average of the high and low prices of a share of our common stock on the date of grant (or, in the case of options granted to Mr. Thain on his start date, which fell on a Saturday, the business day immediately prior to the grant date). The grants in the table above became or will become exercisable and, where applicable, vested, as shown in the following table:

Merrill Lynch 2008 Proxy Statement	page 44

Options Expiring	Grant Date	Vesting and Exercise Schedule

1/25/2009	1/25/1999	Options exercisable as follows: 20% after one year; 40% after two years; 60% after three years; 80% after four years; and 100% after five years.
Options do not vest.

1/27/2010	1/27/2000	Options exercisable as follows: 20% after one year; 40% after two years; 60% after three years; 80% after four years; and 100% after five years.
Options do not vest.

1/23/2011	1/23/2001	All options vested and became exercisable on August 1, 2001.

9/24/2011	9/24/2001	Options vested and became exercisable as follows: 20% after one year; 40% after two years; 60% after three years; 80% after four years; and 100% after five years. Options are 100% vested.

1/28/2012	1/28/2002	All options vested and became exercisable on August 1, 2002.

1/27/2013	1/27/2003	Options exercisable as follows: 25% after one year; 50% after two years; 75% after three years; 100% after four years. Options do not vest.

1/26/2014	1/26/2004	Options exercisable as follows: 25% after one year; 50% after two years; 75% after three years; 100% after four years. Options do not vest.

2/3/2017	12/1/2007	Options vest and become exercisable as follows: three equal installments (subject to rounding) on February 3 in each of 2008, 2009 and 2010.

2/3/2017	12/10/2007	Options vest and become exercisable as follows: three equal installments (subject to rounding) on June 1, 2008, and February 3 in each of 2009 and 2010.

12/1/2017	12/1/2007

Options vest as follows: one-third in two equal installments on the first two anniversaries of the grant date. Remaining two-thirds subject to performance vesting requirements (as described in “Grants of Plan-Based Awards” table). No options will become exercisable, whether or not vested, prior to the second anniversary of the grant date.

12/10/2017	12/10/2007

Options vest as follows: one-third in two equal installments on the first two anniversaries of the grant date. Remaining two-thirds subject to performance vesting requirements (as described in “Grants of Plan-Based Awards” table). No options will become exercisable, whether or not vested, prior to the second anniversary of the grant date.

(2)

Continuing participants in the MPP have agreed to the forfeiture of a portion of the restricted stock they received in 2007 upon conversion of MP units for 2006 performance to serve as their individual contribution to the MPP for the 2008 performance year. As a result, the number of shares shown in this column for Mr. Fleming, Mr. McCann and Mr. Edwards will be reduced by a number of shares with a fair market value equal to the amount of their 2008 contribution.

(3)	The market value of restricted shares shown in this column is based on the closing price of our common stock ($52.97) on December 28, 2007, the last day of our fiscal year.

(4)

Represents the number of the remaining MP units (relating to 2007 and 2008) held at year end by executive officers and select members of senior management designated as managing partners. 100% of the portion of these remaining MP units that were benchmarked to 2007 ROE performance was forfeited in January 2008. See “Compensation Discussion and Analysis — Long Term Performance-Based Awards-Managing Partner Incentive Program (MPP)” in this Proxy Statement for more information about the MPP.

(5)

The amounts shown in this column represent the potential value at year end of unconverted MP units (the MP units relating to the 2007 and 2008 performance years) based on minimum performance. For the named executive officers other than Mr. Edwards, the amounts reflect only the employee contribution portion of the unconverted MP units, as minimum performance requires forfeiture of their Company match. For Mr. Edwards, the amount reflects both his individual contribution and the Company match. These potential values are arrived at using the minimum conversion ratio under the MPP of 0.125-to-1 and valuing the resulting shares at the closing price of our common stock ($52.97) on December 28, 2007, the last day of our 2007 fiscal year. As the minimum ROE hurdle was not achieved for 2007, 100% of the MP units benchmarked to the 2007 ROE performance were forfeited in January 2008. Although the MP units benchmarked to the 2007 ROE performance were forfeited due to failure to meet the minimum performance hurdle, future conversion of the remaining one-third of the MP units is entirely dependent on the Company’s 2008 ROE performance and there can be no assurance of the performance that will be achieved in 2008.

Option Exercises and Stock Vested

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(3)

John A. Thain	—	$—	—	$—
Nelson Chai	—	—	—	—
Gregory J. Fleming	—	—	80,109	7,418,093
Robert J. McCann	82,344	4,695,924	79,287	7,341,976
Jeffrey N. Edwards	—	—	66,817	6,187,254
E. Stanley O’Neal	199,650	10,148,958	203,296	18,825,210
Ahmass L. Fakahany	35,594	2,080,224	102,076	9,452,238
Dow Kim	161,066	4,950,310	127,961	11,849,189

(1)	Total number of shares underlying options exercised in 2007.

(2)

The options were exercised using net share settlement (options were exchanged for shares with a fair market value equal to the net exercise value after withholding taxes). Amounts in this column reflect the difference between the fair market value on the date of each exercise and the exercise price of the options exercised, multiplied, in each case, by the number of options exercised.

(3)

Represents restricted shares that vested on January 31, 2007. The number of shares that vested includes shares withheld by Merrill Lynch to satisfy federal, state and local tax withholding requirements. The value of the shares at vesting is based on the average of the high and low prices of our common stock on the vesting date ($92.60).

Pension Benefits

Name	Plan Name(1)(2)	Number of Years Credited Service	Present Value of Accumulated Benefit(1)(2)		Payments During Last Fiscal Year

John A. Thain (3)	n/a	n/a	$	n/a	n/a
Nelson Chai (3)	n/a	n/a		n/a	n/a
Gregory J. Fleming (3)	n/a	n/a		n/a	n/a
Robert J. McCann	Met Annuity	n/a		101,243	—
Jeffrey N. Edwards	Met Annuity	n/a		2,292	—
E. Stanley O’Neal	Executive Annuity	21		23,649,447	—
	Met Annuity	n/a		37,033	—
Ahmass L. Fakahany	Met Annuity	n/a		4,104	—
Dow Kim (3)	n/a	n/a		n/a	n/a

n/a = not applicable

(1)

In January 2002, Merrill Lynch entered into an annuity agreement with Mr. O’Neal that provides for supplemental annuity payments (Executive Annuity). As a result of his retirement on October 30, 2007, Mr. O’Neal became eligible to receive an annual benefit of $1,649,112 payable as a 100% joint and survivor life annuity. Payments will not commence until May 2008.

The assumptions used in determining the present value of these future payments under the Executive Annuity Agreement as of September 30, 2007 are as follows: (i) a discount rate of 6%; (ii) an assumed life expectancy based on RP-2000 mortality tables with white-collar adjustment projected to 2012; (iii) payment as a 100% joint and survivor annuity; (iv) his retirement on October 30, 2007 at age 56; and (v) assumed offsets for Mr. O’Neal’s social security benefit and retirement and annuity payments under Merrill Lynch retirement plans as required under the Executive Annuity Agreement. The actuarial present value is shown assuming a retirement age of 56 instead of an assumed standard retirement age of 65. Other than the retirement age, these assumptions and this measurement date are the same as those used in footnote 12 to the Consolidated Financial Statements included in our 2007 Annual Report.

(2)

In 1988, we terminated our broad-based defined benefit pension plan. In order to pay vested pension plan benefits, we purchased a group annuity contract from Metropolitan Life Insurance Company (Met Annuity) with a portion of the terminated pension plan assets. Under a supplemental agreement, the Company may recognize gains or losses to the extent that the experience of its employee population and investment performance of the annuity assets are higher or lower than assumptions that are based on actuarial and investment estimates. Mr. McCann, Mr. Edwards, Mr. O’Neal and Mr. Fakahany are eligible for payments under the Met Annuity. The amounts shown are present values of accrued benefits as of September 30, 2007 that would be payable annually if the payments commenced at age 65. These amounts were fixed at the time of the purchase of the annuities and reflect an offset for estimated social security benefits as required by the terms of the annuity. The amounts shown are present values of accrued

Merrill Lynch 2008 Proxy Statement	page 46

benefits as of September 30, 2007 assuming different probabilities of optional forms of payment (10% as a single life annuity, 45% as a 50% joint and survivor annuity and 45% as a 100% joint and survivor annuity), payment commencement at age 65 and life expectancy based on RP-2000 mortality tables with white collar adjustment projected to 2018. It also assumes a discount rate of 6%. These assumptions and this measurement date are the same as those used in footnote 12 to the Consolidated Financial Statements included in our 2007 Annual Report except that, as required by SEC rules, there is no assumption for mortality or other termination of employment before assumed retirement.

(3)	Mr. Thain, Mr. Chai, Mr. Fleming and Mr. Kim are not entitled to any type of defined benefit, upon retirement or otherwise.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)(2)	Aggregate Distributions(3)	Aggregate Balance at Last Fiscal Year End(2)

John A. Thain	$—	n/a	$—	$—	$—
Nelson Chai	—	n/a	—	—	—
Gregory J. Fleming	—	n/a	58,189	—	638,249
Robert J. McCann	—	n/a	304,843	486,527	2,076,984
Jeffrey N. Edwards	—	n/a	141,243	—	1,563,594
E. Stanley O’Neal	—	n/a	487,001	148,850	5,159,119
Ahmass L. Fakahany	—	n/a	—	—	—
Dow Kim	—	n/a	31,032	—	185,419

n/a = not applicable

(1)

These amounts reflect the increase in the balance of the executives’ accounts at December 28, 2007 over the balance of the executives’ accounts at December 29, 2006, plus any distributions in 2007, including those amounts that are benchmarked to private equity funds and described below and in footnote 4 to the “Summary Compensation Table” in this Proxy Statement. Under the terms of our non-qualified deferred compensation plans, these balances increase or decrease based on the performance of the publicly traded mutual funds or private equity funds that are chosen by the individual executives as their benchmarks. Amounts benchmarked to private equity funds may not be changed to another investment index until the funds distribute profits. We hold private equity investments directly to hedge our promise to pay the return. Amounts benchmarked to publicly traded mutual funds may be changed periodically but not more than 12 times per year. We hedge our obligations to pay the return on investments benchmarked to publicly traded mutual funds through a total return swap with an affiliate.

(2)

Our non-qualified deferred compensation plans are voluntary plans offered to key employees, including the named executive officers. We do not make contributions to the plans on behalf of any executive. Participants in the plans, including the executives, are general creditors of the Company for all amounts payable under the plans. Account balances are debited each year by 2% of the original deferred amounts to cover costs we incurred in offering the program. Executives are entitled to defer their annual cash bonuses and to the extent that the executives were named executive officers in the year that the deferral occurred, the amounts originally deferred were reported as cash bonuses in past proxy statements.

Once income is deferred, participants in the plan have the opportunity to index deferred amounts to various investment vehicles or mutual funds, including Company-sponsored private equity investment vehicles offered from time to time that qualify as employee securities companies under the Investment Company Act of 1940. With respect to private equity indexes offered to eligible employees (including executive officers in 2001), participants were offered the opportunity to have the return (whether positive or negative) on the private equity benchmark amplified (or leveraged) on up to a 2-to-1 basis. This enables the executive to increase exposure to the particular private equity investment without an incremental deferral. For participants electing this opportunity, an amount equal to this additional initial investment (or notional leverage) plus notional interest at the applicable federal rate and the annual 2% fee is deducted before the executive’s account is credited with any return. The private equity benchmarks do not have a fixed rate of return, but are attributed with gains or losses only when portfolio companies are actually sold or transferred. In the case of the 2001 private equity benchmarks, where the executives were permitted to leverage their returns, the returns are not yet sufficient to completely offset the deductions and the aggregate balances in the table above are net of these deducted amounts. The leverage (including accrued notional interest) for each participating executive officer under deferred compensation plans tied to private equity indexes is set forth in the table below.

Name	Notional Leverage

Mr. McCann	$15,956
Mr. O’Neal	143,091
Mr. Kim	6,963

(3)

Under our deferred compensation plans, executives may elect to receive distributions on specified dates (subject to certain limitations). Under deferred compensation plans benchmarked to private equity indexes offered prior to 2004, participants were permitted to elect to receive distributions from the deferred compensation plans at the same time as distributions are made by the underlying private equity fund to which the performance of the plan is indexed. The amounts in this column represent distributions from a deferred compensation plan benchmarked to a private equity index or amounts benchmarked to publicly traded mutual funds.

Potential Payments Upon Termination or Change in Control

Without a Change in Control. We do not have agreements with executive officers that provide for severance. Accordingly, if any member of executive management terminates employment for any reason, any severance benefit is at the discretion of the MDCC.

As described in “Compensation Discussion & Analysis” in this Proxy Statement, our stock grants provide for continued vesting of previously granted awards to executives eligible for career retirement in the event of termination in connection with retirement, provided that the executive observes all covenants contained in the grant. These conditions include giving the Company the required notice prior to termination, confidentiality provisions and agreements not to compete with Merrill Lynch or recruit or hire its employees for specified periods. In addition, our voluntary deferred compensation plans provide for payouts of all previously earned but deferred amounts six months following a termination of employment other than in connection with retirement.

For information on the retirement and departure of Mr. O’Neal, Mr. Fakahany and Mr. Kim, see “Compensation Discussion & Analysis — Discussion of 2007 Compensation Determinations — Departure of Former Executives” in this Proxy Statement.

Under the terms of our agreements with Mr. Thain and Mr. Chai, replacement and sign-on grants of restricted stock and stock options will vest and become exercisable in the event of a termination by the Company without Cause (as defined below). The value of stock-based compensation that would have vested or became exercisable on December 28, 2007 following such termination without Cause was $28,937,723 for Mr. Thain and $5,242,812 for Mr. Chai, assuming that such termination occurred on December 28, 2007, the last day of our fiscal year, and using the closing price of our common stock ($52.97) on that date. No value is attributed to their stock options, as the exercise price of the options is higher than $52.97 and therefore the options had no intrinsic value on December 28, 2007. Any amount payable would be reduced by required withholding for taxes.

As used in Mr. Thain’s and Mr. Chai’s grants, “cause” means the occurrence of any of: (i) the executive’s engagement in (a) willful misconduct resulting in material harm to Merrill Lynch or (b) gross negligence; (ii) the executive’s conviction of, or pleading nolo contendere to, a felony or any other crime involving fraud, financial misconduct or misappropriation of Merrill Lynch assets; or (iii) the executive’s willful and continual failure, after written notice from the Board of Directors, to (a) perform substantially his employment duties consistent with his position and authority or (b) follow, consistent with his position, duties and authorities, the lawful mandates of the Board of Directors.

With a Change in Control. In February 2008, we eliminated all change-in-control severance agreements with members of executive and senior management (including Mr. Fleming, Mr. McCann and Mr. Edwards).

Our stock plans generally provide for early vesting and payment in cash in an amount equal to the value of restricted stock, stock options and other instruments issued under the plans in the event that, following a Change in Control, a participating employee is terminated without Cause or resigns for Good Reason. The definitions of “Change in Control”, “Cause” and “Good Reason” under the stock plans are summarized below:

A “Change in Control” of Merrill Lynch means:

•	any change in control of a nature required to be reported under the SEC’s proxy rules;

•	the acquisition by any person or entity of the beneficial ownership of securities representing 30% or more of the combined voting power of Merrill Lynch’s then outstanding voting securities;

•

a change in the composition of the Board of Directors such that, within a period of two consecutive years, individuals who at the beginning of such two-year period constituted the Board of Directors and any new Directors elected or nominated by at least three-fourths of the Directors who were either Directors at the beginning of the two-year

Merrill Lynch 2008 Proxy Statement	page 48

period or were so elected or nominated, cease for any reason to constitute at least a majority of the Board of Directors; or

•	the liquidation or distribution of all or substantially all of the assets of Merrill Lynch.

Termination for “Cause” means the termination by the Company of the executive’s employment for:

•

the willful and continued failure to perform his or her duties (other than in connection with physical or mental illness or retirement) after a written demand, specifically identifying the failure to perform, has been delivered to the executive by the Board of Directors; or

•	willfully engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

Prior to any termination for Cause, an executive must receive a resolution adopted by three-quarters of the Board of Directors at a meeting of the Board called and held for such purpose (with the executive receiving reasonable notice and being afforded an opportunity to appear with counsel in order to be heard by the Board) finding that in the good faith opinion of the Board the executive was guilty of conduct of the nature described above.

“Good Reason” means the termination by the executive of his or her employment for:

•	a post-transaction reduction in salary or annual bonus or meaningful and detrimental change in the executive’s status or responsibilities;

•	relocation more than 50 miles from his or her previous work location or to an undesirable location;

•	failure to continue to maintain any of the compensation plans in which the executive participated or provide benefits and perquisites at least as favorable as those in effect prior to the transaction;

•	failure by the successor corporation to assume the obligations under our stock plans; or

•	a termination of the executive’s employment for any reason without providing notice.

The replacement grants of restricted stock and stock options made to Mr. Thain and Mr. Chai would become payable in cash upon a Change in Control followed by their termination without Cause or resignation for Good Reason.

The sign-on grants made to Mr. Thain and Mr. Chai provide that two-thirds of the restricted stock and one-third of the stock options granted to them would vest (and in the case of the options, become exercisable) upon a Change in Control. Additionally, of the remaining one-third of such restricted stock and two-thirds of such stock options, 50% would vest (and in the case of the options, become exercisable) if the per share price paid for the Merrill Lynch common stock in the transaction is equal to or greater than $80.43 for Mr. Thain and $82.32 for Mr. Chai and the other 50% would vest (and in the case of the options, become exercisable) if the per share price paid for the common stock price in the transaction is equal to or greater than $100.43 for Mr. Thain and $102.32 for Mr. Chai.

Under the terms of Mr. Thain’s sign-on agreement, in the event that, prior to December 31, 2011, any payment or value received upon a Change in Control of the Company that is due to Mr. Thain (including the value of any vested restricted securities or exercisable stock options) would result in the imposition of an excise tax under the Internal Revenue Code, Mr. Thain shall be entitled to receive an additional payment from the Company to make him whole for the excise tax payment and any taxes imposed as a result of receiving payments from the Company for the excise tax payment (collectively gross-up payments).

Estimated Change in Control Payments

We no longer have any change-in-control severance agreements. The following table shows the: (i) amounts that would have been payable in cash to Mr. Fleming, Mr. McCann, Mr. Edwards and Mr. Fakahany, as participants in our stock plan, in the event of a Change of Control followed by their termination without Cause or resignation for Good Reason; (ii) amounts that would be payable in cash to Mr. Thain and Mr. Chai under their replacement grants upon a Change in Control followed by their termination without Cause or resignation for Good Reason; and (iii) the value of sign-on grants to Mr. Thain and Mr. Chai that would vest upon a Change in Control, in each case, on December 28, 2007:

Name	Acceleration of Stock-Based Compensation (1)(2)(3)

Mr. Thain	$20,109,390
Mr. Chai	3,653,712
Mr. Fleming	45,094,407
Mr. McCann	42,570,974
Mr. Edwards	26,578,166
Mr. Fakahany	42,846,601

(1)

The amounts reported for Mr. Fleming, Mr. McCann, Mr. Edwards and Mr. Fakahany, each as a participant in our stock plan, assume that following a Change in Control, the participant’s employment is terminated without Cause or the participant resigns for Good Reason. In such event, 100% of the value of all grants (other than MP units) outstanding under our stock plans for Mr. Fleming, Mr. McCann, Mr. Edwards and Mr. Fakahany are converted to cash using the closing price of our common stock ($52.97) on December 28, 2007, the last day of our fiscal year. For the MP units, the amounts shown assume conversion to restricted shares at the maximum conversion ratio of 2.5-to-1 for the 2007 performance year (the year the Change in Control is presumed to have occurred under SEC rules) and at a conversion ratio of 1-to-1 for the performance year 2008 (in each case as required under the terms of the MP units) and that such restricted shares are then converted to cash using a stock price of $52.97. Any amount payable would be reduced by required withholding for taxes.

(2)

The amounts reported for Mr. Thain and Mr. Chai assume that upon a Change in Control, followed by their termination without Cause or resignation for Good Reason, 100% of their replacement grants are converted to cash. Additionally, upon a Change in Control, two-thirds of their currently outstanding sign-on restricted share/unit grants are vested and become payable in shares of our common stock. The vested grants are valued using the closing price of our common stock ($52.97) on December 28, 2007. The amounts in this column do not include the value of the remaining one-third of their currently outstanding sign-on restricted stock/unit grants since the closing price of our common stock on December 28, 2007 did not meet the stock price hurdles described above. Additionally, while Mr. Thain’s and Mr. Chai’s grants of stock options have similar terms, they had no intrinsic value on December 28, 2007 as the exercise price of the stock options is higher than $52.97; no amounts are included for these stock options.

(3)

Although the amount for Mr. Thain reflects the acceleration of certain portions of his stock grants that would occur if a Change in Control of the Company had taken place on December 28, 2007, no gross-up payments are reflected in this amount, as the value of the vested stock does not reach the levels at which an excise tax would be imposed.

Merrill Lynch 2008 Proxy Statement	page 50

Director Compensation

The following table contains information about the compensation of our non-management Directors.

	Fees Earned or Paid in Cash

Director	Annual Retainer(1)	Committee Chair Retainer(1)		Stock Awards(2)	Increase in Pension Value(3)		All Other Compensation(4)	Total

Carol T. Christ (5)	$37,500	$	n/a	$154,221	$	n/a	$50	$191,771
Armando M. Codina	75,000		10,000	185,068		n/a	99	270,167
Virgis W. Colbert	75,000		n/a	185,068		n/a	1,497	261,565
Alberto Cribiore	75,000		10,417	185,068		n/a	706	271,191
John D. Finnegan	75,000		21,667	185,068		n/a	1,120	282,855
Judith Mayhew Jonas	75,000		n/a	185,068		n/a	15,762	275,830
Aulana L. Peters	75,000		n/a	185,068		—	9,996	270,064
Joseph W. Prueher	75,000		15,000	185,068		n/a	3,742	278,810
Ann N. Reese	75,000		16,667	185,068		n/a	789	277,524
Charles O. Rossotti	75,000		10,000	185,068		n/a	4,353	274,421
Jill K. Conway (6)	25,000		13,333	—		n/a	—	38,333
David K. Newbigging (6)	25,000		8,333	—		n/a	16,341	49,674

n/a = not applicable

(1)

The annual cash retainer for each director is $75,000, payable in equal monthly installments. In addition, the Chair of each of the Audit Committee (Mrs. Reese since May 2007; Mr. Newbigging through April 2007) and the MDCC (Mr. Finnegan since May 2007; Mr. Cribiore through April 2007) receives an additional annual amount of $25,000 and the Chair of each of the Finance Committee (Mr. Rossotti since May 2007; Mr. Finnegan through April 2007), the Nominating Committee (Mr. Codina since May 2007; Mrs. Conway through April 2007) and the Public Policy and Responsibility Committee (Adm. Prueher) is paid an additional annual amount of $15,000. The Lead Independent Director (Mr. Cribiore since December 2007; Mrs. Conway through April 2007) also receives an additional annual amount of $25,000. These additional amounts also are paid in cash in equal monthly installments and are prorated for the portion of the year served. Directors have the option of deferring all or a portion of their cash compensation under the Fee Deferral Plan for Non-Employee Directors. Under this plan Directors may index deferred amounts to the performance of our common stock or publicly traded mutual funds. Mrs. Conway and Mr. Newbigging retired from the Board in April 2007 and Ms. Christ was elected to the Board in July 2007; therefore, each was paid for only a portion of 2007.

(2)

Directors are granted deferred stock units with a dollar value of $185,000 annually. Amounts in this column show 100% of the grant date fair value of stock awards for each Director, which is recognized in the year of grant, in accordance with FAS 123(R). See footnote 13 to our Consolidated Financial Statements included in our 2007 Annual Report for an explanation of the assumptions used in the FAS 123(R) valuation. Grants of deferred stock units are made each year on the date of the Annual Meeting. If a Director joins the Board during the year, he or she receives a prorated grant. The number of deferred stock units awarded is determined by dividing the dollar amount of the award by the average of the high and low prices of a share of our common stock on the date of grant. Deferred stock units represent our obligation to deliver one share of common stock for each unit at the end of a five-year holding period, or, if earlier, when the Director’s service on the Board ends. Payment of the deferred stock units may be deferred further at the option of the Director, subject to certain limitations. Deferred stock units have no vesting provisions and are not subject to forfeiture. Deferred stock units do not have voting rights but receive common stock dividend equivalents (in the form of additional deferred stock units). Mrs. Conway and Mr. Newbigging did not receive a grant, as they retired in April 2007.

As of December 28, 2007, the last day of our fiscal year, the non-management Directors held the following deferred stock units and stock options:

Director	Deferred Stock Units	Year-end Value of Deferred Stock Units(a)	Stock Options	Year-end Value of Stock Options(b)

Carol T. Christ	1,861	$98,582	—	$—
Armando M. Codina	7,438	393,972	—	—
Virgis W. Colbert	3,493	185,021	—	—
Alberto Cribiore	11,102	588,052	8,333	39,431
John D. Finnegan	9,405	498,173	3,554	—
Judith Mayhew Jonas	3,493	185,021	—	—
Aulana L. Peters	12,879	682,187	—	—
Joseph W. Prueher	11,410	604,385	16,732	139,885
Ann N. Reese	9,037	478,706	2,512	6,180
Charles O. Rossotti	9,037	478,706	2,512	6,180
Jill K. Conway	—	—	17,672	118,683
David K. Newbigging	—	—	17,672	118,683

(a)	Deferred stock units are valued using the closing price ($52.97) of our common stock on December 28, 2007, the last day of our 2007 fiscal year.

(b)

Under an earlier plan, Directors also received stock options, but under the new director stock plan approved by shareholders in 2005, 100% of the annual director stock awards are granted as deferred stock units. Previously granted stock options are valued using the difference between the exercise price of the stock option and the closing price ($52.97) of our common stock on December 28, 2007.

(3)

There was no increase in the actuarially determined present value of retirement benefits provided to Mrs. Peters, the one non-management Director who remains eligible for director retirement benefits that were discontinued in 2001. When her service ends (for any reason other than cause), she is entitled to receive annual retirement payments of $55,000 for life, or a lump-sum payment of $55,000 multiplied by an actuarial factor based on her age at retirement. If she were to die while serving on the Board, her estate would receive a lump-sum death benefit computed by multiplying $55,000 by an actuarial factor based on her age at death. No further retirement benefits have been extended under this arrangement since February 2001 when the arrangement was discontinued. The present value of this benefit to Mrs. Peters decreased in 2007 by $41,185.

(4)	All other compensation consists of the amounts described below and itemized in the following table:

•

Insurance Coverage. We provide term life insurance benefits for non-management Directors who joined the Board after February 2001. The table includes the incremental cost to the Company of providing such insurance coverage. In the event that a Director dies while serving on the Board, his or her beneficiary will receive a payment equal to the annual cash retainer amount ($75,000). This benefit is not provided to Mrs. Peters, because she remains eligible for the discontinued retirement benefit. Directors who served on the Board prior to February 2001 are also eligible to elect medical insurance benefits under a discontinued program. No continuing Directors elected this coverage for 2007.

•

Company Events. We occasionally invite the Directors and their spouses to certain events, including an annual multi-day offsite strategy session held in conjunction with one of our Board meetings, which also are attended by our executives and their spouses. We believe these events provide valuable opportunities to meet and establish relationships with senior executives, enhance leadership development and succession planning strategies and advance our business objectives. Amounts in the column entitled “Participation in ML Events” include the incremental cost to the Company of items, including travel costs for spouses, meals and activities that may be considered to provide a personal benefit in connection with these events. Since a large component of the expense related to these events is travel costs, the amounts for each Director may vary considerably based upon their point of origin.

Merrill Lynch 2008 Proxy Statement	page 52

•	Tax Reimbursement. The “Tax Reimbursement” column shows amounts paid to Directors to reimburse them for additional taxes on imputed income associated with attendance at Company events.

Director	Insurance Coverage	Participation in ML Events	Tax Reimbursement	Total

Carol T. Christ	$50	$—	$—	$50
Armando M. Codina	99	—	—	99
Virgis W. Colbert	99	847	551	1,497
Alberto Cribiore	99	353	254	706
John D. Finnegan	99	604	417	1,120
Judith Mayhew Jonas	99	10,964	4,699	15,762
Aulana L. Peters	—	5,893	4,103	9,996
Joseph W. Prueher	99	2,232	1,411	3,742
Ann N. Reese	99	418	272	789
Charles O. Rossotti	99	2,530	1,724	4,353
Jill K. Conway	—	—	—	—
David K. Newbigging	—	11,439	4,902	16,341

Because the FAS 123(R) value of deferred stock units is based on the fair market value of Merrill Lynch’s common stock, which includes an expectation of a future stream of dividends, amounts paid as dividend equivalents on outstanding deferred stock units are not included in the “All Other Compensation” column.

(5) Elected to the Merrill Lynch Board of Directors on July 1, 2007.

(6) Retired from the Merrill Lynch Board of Directors on April 27, 2007.

The Directors are reimbursed for expenses, including travel expenses, incurred in connection with their service as Directors. Merrill Lynch occasionally provides transportation to and from Board meetings on aircraft owned or leased by the Company. Directors also are covered by the broad-based Merrill Lynch travel insurance policy that covers our employees when traveling on Merrill Lynch business.

We paid for a portion of the services of the secretary to Mr. Newbigging, the former Audit Committee Chairman, in connection with support provided for the administrative requirements of the Audit Committee in accordance with the Audit Committee’s charter. These payments, totaling $8,344 in 2007, cover a portion of the secretary’s compensation and employment-related expenses. From time to time, we make office space in our existing facilities available for periodic use by the Directors in carrying out their responsibilities. The cost to the Company from use of such space is minimal.

Our Directors are eligible to participate in our broad-based matching gifts program pursuant to which we match gifts to certain charitable organizations by participants, up to an annual limit of $1,500. In 2007, we made matching gifts of $1,500 to charitable organizations designated by each of Mrs. Peters, Adm. Prueher and Mr. Rossotti.

In connection with their retirement from the Board of Directors in April 2007, and in recognition of their service to our Company and to the community, Merrill Lynch made donations of $10,000 each to a charity designated by each of Mrs. Conway and Mr. Newbigging. The donations were made shortly after their retirement at the 2007 Annual Meeting.

Other than as described in this section, no compensation was paid to any Director for service on the Board or any Board Committee.

Shareholder Proposals

Item 3 — Shareholder Proposal on Adopting Cumulative Voting

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037, holder of 800 shares of our common stock, has given notice of her intention to propose the following resolution at the Annual Meeting:

RESOLVED: “That the stockholders of Merrill Lynch, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.”

REASONS: “Many states have mandatory cumulative voting, so do National Banks.”

“In addition, many corporations have adopted cumulative voting.”

“Last year the owners of 249,633,236 shares, representing approximately 37.7% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this resolution.”

The Board of Directors recommends a vote AGAINST
the adoption of Item 3.

Management’s Statement in Opposition

A similar proposal has been rejected by our shareholders at each of our last 22 annual meetings.

We believe that cumulative voting may:

•	allow for the election of Directors by small, distinct groups with special interests;

•

result in Directors being elected who feel an obligation to represent the special interest groups that elected them, regardless of whether the furtherance of those groups’ interests would benefit all of our shareholders generally; and

•	create factionalism among Board members and undermine their ability to work together effectively.

We note that in order to minimize the risks of such divisiveness, and the consequent risk of possible different understandings of their responsibilities among our Directors, we, like most other major corporations, elect Directors by allowing each share of common stock to have one vote for each Board seat. We believe this method ensures that each Director is accountable to all of our shareholders and reduces the risk of factionalism on the Board.

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Item 3.

Item 4 — Shareholder Proposal on Prohibiting Executive Officer Stock Sales during Buyback

The AFSCME Employees Pension Plan, 1625 L Street, N.W., Washington, D.C., 20036, holder of 5,855 shares of common stock, has given notice of its intention to propose the following resolution at the Annual Meeting.

          RESOLVED, that shareholders of Merrill Lynch & Co., Inc. (“Merrill” or the “Company”) urge the compensation committee of the board of directors to adopt a policy (the “Policy”) that senior executives be prohibited from selling shares of Company common stock during periods in which the Company has announced that it may or will be repurchasing shares of the Company’s common stock (a “Buyback”). The Policy should provide that senior executives may exercise stock options during a Buyback period, provided they continue to hold the shares acquired thereby (net of any shares sold to pay the exercise price) until the Buyback period has expired.

Merrill Lynch 2008 Proxy Statement	page 54

Supporting Statement

Merrill announced a $6 billion common stock buyback program in April 2007, which followed on the heels of a $5 repurchase program announced in October 2006 and a $6 billion program begun in February 2006. Merrill’s 10-K covering the year ended December 29, 2006 disclosed that it spent over $9 billion repurchasing 116.6 million of its own common shares during that year. Since the February 2006 buyback announcement, former Merrill CEO Stanley O’Neal sold 492,262 of Company stock.

In our view, allowing senior executives to sell stock during a buyback sends the wrong message to the financial markets. Implicit in a company’s decision to repurchase its stock is the notion that management believes that the shares are undervalued and that they are therefore a superior investment to other available opportunities such as expanding operations or making acquisitions. Accordingly, in our view, prohibiting senior executives from selling stock during share buybacks will enhance the credibility of the signal sent by the buyback.

In addition, we believe that prohibiting executive stock sales during buybacks would reduce the conflicts of interest that may lead managers to prefer buybacks to other means of returning cash to shareholders. Audit Integrity, a research firm that focuses on accounting and corporate governance risk, stated in a June 2006 report flagging companies with large insider sales and large buybacks, “Buying stock with one hand while selling it with the other presents clear conflict of interest.” More specifically, a November 2006 article in CFO Magazine noted that senior executives holding options may have an incentive to favor a share repurchase over a dividend because option holders do not receive dividends and because dividends dilute the value of options.

We urge shareholders to vote for this proposal.

The Board of Directors recommends a vote AGAINST
the adoption of Item 4.

Management’s Statement in Opposition

We recommend a vote against the proposal because corporate decisions related to buying back stock in the open market and the decisions by individual executives to sell stock are entirely unrelated, and the proposal would create an unnecessary limitation on the Company’s ability to buy back stock in appropriate circumstances. Furthermore, the Company’s policies relating to stock buybacks and executive sales, while developed with separate compliance objectives in mind, provide ample protections against any perceived conflict of interest.

Between 2004 and August 2007, we repurchased approximately $21 billion of common stock from time to time in the open market under stock repurchase programs that were approved by the Board of Directors and were publicly announced. Share repurchases are one component of our capital management program, which is designed to ensure that a robust and flexible capital and funding structure supports our businesses and client needs. To the extent the Company generates common equity capital beyond what is required to support our businesses, we return that capital to our shareholders through share repurchases and dividends, striking a careful balance among operating performance, returns on common equity and growth in book value per share.

We disagree with the proponent’s suggestion that allowing executives to sell stock at times when we have a stock repurchase plan in place presents a conflict of interest. When we are actively buying back stock, the guidelines for repurchases under our stock repurchase program are typically determined shortly after quarterly earnings are announced and are recorded in plans that comply with the Rule 10b5-1 safe-harbor under the Securities Exchange Act of 1934 (Exchange Act). These plans specify in advance the maximum number of shares the firm will repurchase each day depending on the prevailing share price. Thus, management does not make repurchase decisions with respect to specific daily buyback amounts. The plans also provide that, consistent with the SEC safe-harbor for repurchase programs set forth in Rule 10b-18 under the Exchange Act, the maximum number of shares purchased on any trading day is limited to 25% of average daily trading volume. This limitation is designed to minimize the market impact of the buyback program. As a result of these policies, allowing executives to sell stock at times when we have a stock repurchase plan in place does not give rise to a conflict of interest.

A significant portion of annual incentive compensation of our senior executives is paid in the form of stock-based compensation that is subject to time vesting and restrictive covenants. Our senior executives are subject to stock retention guidelines that require them to retain 75% of the net after-tax value of their equity holdings on an annual basis. Over time, a significant portion of their wealth is increasingly concentrated in Merrill Lynch stock. We have established and enforce policies which provide that senior executives are permitted to sell Company stock only during certain window periods each quarter. The policies prohibit sales by executives except during the period commencing the day following our quarterly earnings announcement and ending on the last day of the second month of the quarter. These policies also require executives to obtain pre-approval from the General Counsel for any trade in the Company’s equity securities, to ensure that all legal and regulatory requirements are met.

We disagree with the proponent’s assertion that sales by executives during a buyback are inconsistent with the view that repurchasing our stock represents a prudent use of capital by the Company. Decisions to buy back stock reflect judgments about the efficient use of capital and the best method of returning it to our shareholders, when appropriate, rather than the notion that the stock is undervalued. Motivation for executive sales, on the other hand, is often unrelated to the outlook on the stock. Instead, the decision to sell shares once the stock is free of restrictions typically depends on an individual executive’s personal liquidity and diversification objectives.

The Company’s decisions about stock repurchases are based on fundamental corporate finance considerations. Such repurchases are conducted in the open market in accordance with SEC safe-harbors and benefit all shareholders equally. We believe the proposal would create an unnecessary limitation on the Company’s ability to buy back stock in appropriate circumstances. As a result, we do not believe that adoption of this proposal is in the best interest of shareholders.

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Item 4.

Item 5 — Shareholder Proposal on Adopting Advisory Vote on Executive Compensation

The Unitarian Universalist Association of Congregations (“UUA”), 25 Beacon Street, Boston, MA 02108, holder of 100 shares of our common stock, has given notice of its intention to propose the following resolution at the Annual Meeting. The Connecticut Retirement Plans and Trust Funds (“CRPTF”), 55 Elm Street, Hartford, CT 06106, holder of 613,030 shares of our common stock, and the General Board of Pension and Health Benefits of the United Methodist Church, 1201 Davis Street, Evanston, IL 60201-4550, holder of 89,857 shares or our common stock have indicated their intention to co-sponsor this proposal.

RESOLVED, that shareholders of Merrill Lynch request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

In our view, senior executive compensation at Merrill Lynch has not always been structured in ways that best serve shareholders’ interests. For example, according to the 2007 proxy, the six named executive officers were paid more than $287 million in reported total compensation in 2006, out of which former Chairman and CEO Stanley O’Neal received more than $91 million.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of

Merrill Lynch 2008 Proxy Statement	page 56

executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote’s adoption. (Sudhakar Balachandran et al., “Solving the Executive Compensation Problem through Shareholder Votes? Evidence from the U.K.” (Oct. 2007).)

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

Accordingly, we urge Merrill Lynch’s board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide Merrill Lynch with useful information about shareholders’ views on the company’s senior executive compensation, as reported each year, and would facilitate constructive dialogue between shareholders and the board.

We urge shareholders to vote for this proposal.

The Board of Directors recommends a vote AGAINST
the adoption of Item 5.

Management’s Statement in Opposition

The Board recognizes our shareholders’ interest in executive compensation practices and exercises great care in determining and disclosing executive compensation. As discussed in the Compensation Discussion and Analysis, the Management Development and Compensation Committee (MDCC) applies a compensation philosophy designed to pay for performance, ensure that compensation for executives is competitive, and use equity based compensation to align the interests of executives with those of shareholders. This philosophy is clearly demonstrated by the MDCC’s decision to pay no annual bonuses to executives for 2007, in light of the overall financial performance of the firm, and to carefully structure special retention option grants (two-thirds of which are subject to significant future performance hurdles) for those executives who are remaining with the Company to maximize retention and alignment with shareholders.

The proponent notes that in the United Kingdom, the Directors’ remuneration report is submitted for a vote of shareholders. In fact, all public companies in the United Kingdom are legally required to do so. Although there has been much discussion and debate about the pros and cons of adopting a similar requirement in the United States, there is currently no such requirement applicable to United States companies. We do not believe any of our direct competitors has adopted this practice. As a result, we are concerned that adopting this practice at Merrill Lynch, without any assurance that other companies in our industry will also do so, could put our Company at a serious competitive disadvantage.

Our Company operates in an intensely competitive environment, and our success is closely correlated with our ability to recruit and retain talented employees and a high caliber management team. A competitive compensation program is therefore critical to our long-term success. Adoption of an advisory vote at Merrill Lynch alone could lead to a perception that compensation opportunities at our Company may be more limited than at our competitors. This perception could put us at a disadvantage in attracting the talent we need to generate returns for shareholders.

While we do not support this proposal, we remain committed to robust disclosure about executive compensation and open communication with our shareholders. The Company is in ongoing communication with its shareholders, and the Chair of the MDCC and our Lead Independent Director have made themselves available for direct communication with shareholders.

We note that similar proposals were defeated by a majority of the votes cast at our last two annual meetings. For the reasons stated above, we continue to believe that adoption of an advisory vote at Merrill Lynch is not in the best interests of the Company at this time.

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Item 5.

Item 6 — Shareholder Proposal on Adopting Responsible Employment Principles

The American Federation of Labor and Congress of Industrial Organizations (“AFL-CIO”) Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006, holder of 600 shares of our common stock, has given notice of its intention to propose the following resolution at the Annual Meeting:

Adopt Responsible Employment Principles

Resolved, that the shareholders of Merrill Lynch & Company, Inc. (the “Company”) request the Board of Directors (the “Board”) to adopt the following set of principles as it relates to the employment of any named officer (“NEO”):

1)

If the Company enters into an employment agreement (the “Agreement”) with a NEO, the Agreement must have a specified termination date, not to exceed three years, and should not contain an “evergreen” clause which provides for automatic renewal without shareholder approval.

2)	The Company should not permit the accelerated vesting of stock options, restricted stock, and other equity-based awards.

3)	The Company should not provide for excise tax gross-ups or any other kind of similar make-whole arrangements.

These principles should be implemented so as not to violate any current contractual obligations.

For purposes of this resolution, “employment agreement” shall be defined as any agreements or arrangements that provide for payments or awards in connection with an NEO’s employment with or departure from the Company.

“Excise tax gross-up” is defined as any payment to or on behalf of a NEO whose amount is calculated by reference to an actual or estimated tax liability of the executive resulting from employment.

Supporting Statement

We believe the adoption of this resolution will ensure that when the Company employs a NEO, whether by entering into an employment contract, or in absence of one, the terms of employment will contain provisions that protect the interests of long-term investors.

Employment contracts set the terms of an executive’s salary, bonus, benefits, and stock awards, and define payouts. We believe executive contracts and other agreements frequently favor the executive and run counter to the interests of shareholders.

As a result, many corporate governance experts now increasingly question the efficacy of employment agreements for executive officers. The Council of Institutional Investors (CII) has recommended that employment contracts should have a specified termination date and should not “roll” on an open-ended basis. CII also recommends companies should not compensate executives for any taxes payable upon receipt of severance, change-in-control or similar payments. Institutional Shareholder Services (ISS) recommends that employment contracts by companies expire after a short period of time.

In addition to employment contracts, poorly designed equity plans may provide extraordinary payments to departing executive officers. All too often, executive-friendly employment contracts and poorly designed and administered equity plans provide excessive payouts even when an executive fails and are almost always the primary culprits of massive “golden-goodbyes” or “pay-for-failures.”

Merrill Lynch 2008 Proxy Statement	page 58

We feel the adoption of this resolution will ensure that the Company’s employment agreements and equity plans are designed so as to avoid rewarding poorly performing departing executives with generous compensation packages. Finally, we believe the adoption of this set of responsible employment principles will focus the Board’s attention on the importance of succession planning and limit the need for the Company to conduct outside searches to fill future senior executive positions at the company.

_______________

The Board of Directors recommends a vote AGAINST
the adoption of Item 6.

Management’s Statement in Opposition

The Board recognizes our shareholders’ interest in the Company’s employment practices generally and in agreements and arrangements that relate to executive officers specifically. The Board agrees in principle that arrangements of the type set forth in the proponents’ employment principles are often better avoided in the executive compensation context. However, we do not think it is advisable for the Company to adopt a policy limiting the ability of the Board or the Management Development and Compensation Committee (MDCC) to make decisions about individual employment arrangements in the exercise of their business judgment.

Under Delaware Law, compensation decisions for executive management are the responsibility of the Board of Directors or a committee of the Board (in our case, the MDCC). The MDCC, which consists solely of independent directors, operates under a written charter, approved by the Board of Directors. (The MDCC charter is available on our Corporate Governance Website at www.ml.com/about_us/corp_governance.) The MDCC also has the authority to hire independent advisors, including compensation consultants and counsel, to provide advice to it on specific compensation issues.

Nothing is more important to the success of a company than its ability to recruit and retain world-class executives. In order to do so, the MDCC and the Board must have full authority to exercise its business judgment in an informed and thoughtful manner in determining executive compensation. Such was the case when it became necessary for the Company to recruit a new Chief Executive Officer (CEO) following the departure of E. Stanley O’Neal in October 2007. The Board formed a search committee and, after a deliberate, considered review of potential candidates, extended an offer to John A. Thain, our current CEO, who at the time was CEO of NYSE Euronext, Inc. As part of this process, it was essential that the Board have the authority to structure compensation arrangements that were both in the best interests of our Company and attractive to Mr. Thain. The sign-on arrangements that the Board approved reserved to the Board all authority with respect to future compensation and employment tenure. For example, although the agreement provided for specified amounts to compensate Mr. Thain for the lost 2007 bonus opportunity at his former employer, it does not provide for any compensation guarantees for future years nor does it provide for employment for a specified term or for any automatic renewal of employment terms. By retaining complete authority to use its judgment in structuring executive employment arrangements, the Board was able to quickly conclude an agreement with Mr. Thain and begin the transition to new leadership.

Merrill Lynch has a strong commitment to good governance with respect to executive compensation arrangements. The MDCC has the sole authority to make grants of stock-based compensation under our stock plans and has adopted guidelines that reflect best practices with respect to grants of restricted securities and stock options. All stock awards to executive officers are made pursuant to plans that have been approved by our shareholders.

While we are committed to best practices in executive compensation, we believe that the proposal is an unnecessary restriction on the Board’s judgment and flexibility, which could adversely affect the Company’s ability to attract and retain key executives and producers, and is, therefore, not in the best interests of shareholders.

_______________

For the reasons stated above, the Board of Directors recommends a vote
AGAINST the adoption of Item 6.

Other Matters

Certain Relationships and Transactions

State Street may be deemed to be the beneficial owner of more than 5% of the outstanding shares of our common stock as a result of its role as trustee of certain of our employee benefit plans and other unaffiliated accounts and investment funds. In addition, AXA and certain related entities and Temasek Holdings and certain of its subsidiaries may be deemed to be the beneficial owner of more than 5% of the outstanding shares of our common stock. For further information, see “Beneficial Ownership of Our Common Stock — Owners of More than 5% of Our Common Stock” in this Proxy Statement. We and certain of our subsidiaries have engaged in transactions in the ordinary course of business with each of State Street and certain of its affiliates, AXA and certain related entities and Temasek Holdings and certain of its subsidiaries during 2007. These transactions were on substantially the same terms as comparable transactions with unrelated third parties.

As permitted by the Sarbanes-Oxley Act of 2002, certain of our Directors and executive officers and their family members have, from time to time, borrowed money from our banking subsidiaries in the form of mortgage loans, revolving lines of credit and other extensions of credit. These transactions are entered into in the ordinary course of business on substantially the same terms, including interest rates and collateral provisions, as those prevailing at the time for comparable transactions with our other similarly situated customers and do not involve more than the normal risk of collectibility or present other unfavorable features.

Certain of our Directors and executive officers and their immediate family members maintain brokerage accounts with certain of our subsidiaries. These accounts are maintained in the ordinary course of business on substantially the same terms as those offered to similarly situated customers.

For certain types of products and services offered by our subsidiaries, our Directors and officers may receive discounts that are available to our employees generally.

From time to time, we may perform investment banking, financial advisory, trading, brokerage, lending and other services in the ordinary course of our business for certain corporations with which some of our Directors are affiliated. Those services are provided on substantially the same terms as those prevailing at the time for comparable transactions with our other similarly situated customers. We also may, from time to time, purchase goods and services from such corporations in the ordinary course of our business on customary terms.

From time to time, in connection with investigations by regulatory and governmental bodies, we provide the names of certain counsel with expertise in the area to our employees. An employee requiring these services generally selects counsel from among the attorneys whose names are provided by and whose fees are paid by the Company. Robert J. Hausen, an experienced litigator, is the spouse of Ms. Berkery, our Executive Vice President and General Counsel. Since 1999, Mr. Hausen has, from time to time, provided such counsel. In 2007, fees payable to Mr. Hausen for such services were approximately $72,000.

Legal Proceedings

Beginning on November 1, 2007, purported shareholder derivative actions were brought against certain present or former officers and Directors of Merrill Lynch in which the Company is named as a nominal defendant. The actions allege, among other things, breach of fiduciary duty and corporate waste related to Merrill Lynch’s business activities involving collateralized debt obligations and the sub-prime lending markets. They also challenge the payment of alleged severance to Merrill Lynch’s former CEO. The cases seek, among other things, monetary damages, injunctive relief (including certain corporate governance changes), and disgorgement of unjust enrichment. The actions have been filed in federal and state courts in New York and elsewhere. In addition, the Company has received letters from law firms, on behalf of purported shareholders, demanding that the Board bring claims on behalf of Merrill Lynch against certain present and former Directors and officers of Merrill Lynch based on allegations substantially similar to those that are alleged in the shareholder derivative actions described above.

Pursuant to the indemnification provision contained in the Company’s Certificate of Incorporation, the Company is advancing or will advance the expenses (including attorney’s fees) incurred by current and former officers and Directors in defending these actions subject to an undertaking by these individuals to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified.

Merrill Lynch 2008 Proxy Statement	page 60

Shareholder Proposals for the 2009 Annual Meeting

If you wish to submit a shareholder proposal to be included in the proxy materials for our 2009 Annual Meeting, you must submit the proposal in writing to our Corporate Secretary no later than November 13, 2008.

If you wish to submit a proposal or a matter for consideration at our 2009 Annual Meeting, but you do not meet the deadline for inclusion in the proxy materials, our By-Laws require that the proposal be submitted by the holder of record of the shares and received by the Corporate Secretary at least 50 days but no more than 75 days before the date of the 2009 Annual Meeting. As a general matter, we hold our Annual Meeting during the third or fourth week of April. Your proposal also must comply with certain information requirements set forth in our By-Laws. The By-Laws are filed as an exhibit to our Current Report on Form 8-K filed with the SEC on February 27, 2008 and may be found on the Corporate Governance Website. You also may obtain a copy of our By-Laws from our Corporate Secretary. These requirements apply to any matter that a shareholder wishes to raise at the Annual Meeting other than pursuant to the procedures set forth in Rule 14a-8 of the Exchange Act. The deadline for receiving proposals for consideration at the 2008 Annual Meeting was March 5, 2008.

Pursuant to our Certificate of Incorporation and By-Laws, any shareholder wishing to propose a Director nominee for election to the Board at the Annual Meeting must ensure that written notice from the holder of record of the shares is received by our Corporate Secretary at least 50 days but no more than 75 days before such Annual Meeting. Any shareholder who holds shares through a bank, broker or other holder of record must instruct the record holder to submit the written notice in a timely fashion. For further information, see “Corporate Governance — Director Nomination Process” in this Proxy Statement.

Other Business

The business scheduled to come before the 2008 Annual Meeting is as set forth in the Notice of Meeting and as described in this Proxy Statement. Other business may only be brought before the meeting in compliance with the provisions of our Certificate of Incorporation and By-Laws. If any other matters should properly arise at the Annual Meeting, your proxy will be voted on such matters at the discretion of the proxy holders designated on the accompanying form of proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our Directors and executive officers and persons who own more than 10% of a registered class of our equity securities to file reports of ownership of, and transactions in, our equity securities with the SEC. Such Directors, executive officers and 10% shareholders also are required to furnish us with copies of all Section 16(a) reports they file.

Based on a review of the copies of such reports and the written representations of such reporting persons, we believe that all Section 16(a) filing requirements applicable to our Directors, executive officers and 10% shareholders were complied with during 2007, with the exception of the inadvertent late filing of a Form 4 report on August 2, 2007, by Mr. Codina, one of our Directors, which reported a purchase of 240 shares of common stock on February 21, 2006.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing we make under the U.S. Securities Act of 1933 or the Exchange Act, the sections of this Proxy Statement entitled “Audit Committee Report” and “Management Development and Compensation Committee Report” (to the extent permitted by the applicable rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in such filing.

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Merrill Lynch 2008 Proxy Statement	page 62

Merrill Lynch & Co., Inc

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C/O PROXY SERVICES P.O. BOX 9112 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the internet to transmit voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time on April 23, 2008. Have this proxy card in hand when you access the web site and follow the instructions to create an electronic voting instruction form.

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If you would like to help protect the environment and reduce the costs incurred by Merrill Lynch & Co., Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

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VOTE BY MAIL
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MERRILL LYNCH & CO., INC.

The Board of Directors recommends a vote FOR proposals (1) and (2).	The Board Recommends
ê

(1)	The election to the Board of Directors of the four nominees named below for a term of 3 years:	FOR	AGAINST	ABSTAIN			The Board Recommends ê
						The Board of Directors recommends a vote AGAINST shareholder proposals (3), (4), (5) and (6).

	1a) Carol T. Christ	0	0	0			FOR	AGAINST	ABSTAIN

	1b) Armando M. Codina	0	0	0	(3)	Adopt cumulative voting	0	0	0

	1c) Judith Mayhew Jonas	0	0	0	(4)	Prohibit senior executive officer stock sales during buyback	0	0	0
	1d) John A. Thain	0	0	0
					(5)	Adopt advisory vote on executive compensation
(2)	Ratify appointment of Deloitte & Touche LLP as independent registered public accounting firm	0	0	0			0	0	0

					(6)	Adopt responsible employment principles	0	0	0
For comments and/or address changes, please check this box and write them on the other side of this card.				0

If you want to vote shares held in a brokerage account at Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) in person at the Annual Meeting, you must obtain a proxy from MLPF&S. Please check YES to the right to receive such a proxy.

							Yes	No
Please indicate if you plan to attend this meeting.		0	0				0	0
		Yes No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MERRILL LYNCH & CO., INC.
2008 Annual Meeting of Shareholders
April 24, 2008
8:00 AM Eastern time

Merrill Lynch Headquarters
4 World Financial Center
New York, New York

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at http://www.ml.com/annualmeetingmaterials/2008/Proxy

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

MERRILL LYNCH & CO., INC.
PROXY
Annual Meeting - April 24, 2008

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Rosemary T. Berkery, Nelson Chai and Gregory J. Fleming hereby are appointed individually as proxies (with full power to act without the others and with full power of substitution) to attend and to vote for the undersigned on the matters listed on the reverse side hereof at the Annual Meeting of Shareholders to be held on April 24, 2008, or at any adjournment or postponement of that meeting and, in their discretion, upon other matters that arise at the meeting. This proxy revokes all proxies previously given for the same shares of stock.

The shares represented by this proxy will be voted in accordance with instructions given on the back of this card. If this proxy is signed and returned without specific instructions as to any item or all items, it will be voted FOR the election of four directors as named herein, FOR the ratification of the appointment of the independent registered public accounting firm and AGAINST each of the shareholder proposals.

Please vote on the reverse of this card. Sign, date and return this card promptly using the enclosed envelope. Sign exactly as name appears above. Each joint tenant should sign. When signing as attorney, trustee, etc., give full title.

Address Changes/Comments:

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(If you noted any address changes/comments above, please mark corresponding box on the reverse side.)

(To be signed on the reverse side)